Exhibit 10.10

[CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL

PORTIONS OF THIS DOCUMENT HAVE BEEN

REDACTED AND HAVE BEEN SEPARATELY

FILED WITH THE COMMISSION]

STRATEGIC MAESTROLINK ALLIANCE

by and between

ZORAN CORPORATION

and

ARCSOFT, INC.

dated

March 31, 2004

Strategic MaestroLink Alliance

TABLE OF CONTENTS

STRATEGIC MAESTROLINK ALLIANCE

by and between

ZORAN CORPORATION

and

ARCSOFT, INC.

dated

March 31, 2004

Master Agreement

Exhibit A	Definitions

Exhibit B	Development Agreement

Exhibit C	Core Technology License Agreement

Exhibit D	IC Production and Sales Agreement

Exhibit E	Equipment Transfer Agreement

Exhibit F	Form of Convertible Promissory Note

Exhibit G	Amendment No. 1 to Investors Rights Agreement

Strategic MaestroLink Alliance

MASTER AGREEMENT

by and between

ZORAN CORPORATION

and

ARCSOFT, INC.

dated

March 31, 2004

ArcSoft/Zoran Confidential Master Agreement

MASTER AGREEMENT

This MASTER AGREEMENT (“Master Agreement”), executed on March 31, 2004 (“Execution Date”), is made by and between Zoran Corporation, a Delaware corporation with its principal place of business at 1390 Kifer Road, Sunnyvale, California 94086 (“Zoran”), and ArcSoft, Inc., a California corporation with its principal place of business at 46601 Fremont Boulevard, Fremont, California 94538 (“ArcSoft”).

RECITALS

The following provisions form the basis for, and are hereby made a part of, this Master Agreement:

A-1.	The parties desire to set forth in this Master Agreement an overview of the transaction and certain terms that apply to the entire transaction.

A-2.	Zoran desires ArcSoft to complete the development of Zoran’s MaestroLink hardware and software technology and ArcSoft desires to complete such development in accordance with the terms and conditions set forth in the Development Agreement attached hereto as Exhibit B.

A-3.	Each party desires to grant to each other the licenses relating to this transaction, including, without limitation, the licenses required for development and manufacturing as set forth in the Core Technology License Agreement attached hereto as Exhibit C.

A-4.	Zoran desires to manufacture the first version of the integrated circuit implementing the MaestroLink technology and any other integrated circuits implementing the MaestroLink technology agreed upon in writing by the parties, and desires to sell such integrated circuits to ArcSoft, and ArcSoft desires to purchase such integrated circuits in accordance with the terms and conditions set forth in the IC Production and Sales Agreement attached hereto as Exhibit D.

A-5.	Zoran desires to transfer, and ArcSoft is willing to accept, certain equipment necessary to assist in the development of the MaestroLink hardware and software in accordance with the terms and conditions set forth in the Equipment Transfer Agreement attached hereto as Exhibit E.

A-6.	ArcSoft desires to borrow up to Four Million Dollars ($4,000,000) from Zoran, and Zoran is willing to lend such sum to ArcSoft in accordance with the terms and conditions set forth herein and in the form of Note attached hereto as Exhibit F.

AGREEMENT

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, the parties hereto hereby agree as follows:

1. Definitions. All capitalized terms in the Transaction Agreements shall be as defined in Exhibit A hereto.

2. Scope of Agreement. The parties desire by the Transaction Agreements to create a mechanism that will enable them to implement the business relationship as described herein. To accomplish the foregoing, the Transaction Agreements:

$	provide the terms, conditions and milestone schedule for ArcSoft’s continued development of the MaestroLink Technology;

$	set forth the licenses to the Intellectual Property Rights granted by one party to the other party that are necessary to fulfill such party’s obligations and exercise its rights under the Transaction Agreements;

ArcSoft/Zoran Confidential Master Agreement

$	provide for Zoran’s manufacture and sale to ArcSoft of the first version of the integrated circuit implementing the MaestroLink Technology and any other integrated circuits implementing the MaestroLink Technology agreed upon in writing by the parties;

$	provide for the transfer from Zoran to ArcSoft of certain equipment related to the MaestroLink Technology;

$	set forth the terms and conditions under which Zoran will loan the Note Amount to ArcSoft and under which ArcSoft will pay back such sum to Zoran with interest.

3. Development. The following is intended to serve as a summary of the terms and conditions of the Development Agreement, and shall not be construed in any way to limit the terms and conditions set forth therein. In all cases, the rights and obligations set forth in this Section 3 are subject to the actual terms and conditions set forth in the Development Agreement:

$	All development under the Transaction Agreement shall be done, and all required deliverables shall be delivered in accordance with (a) the Development Plan attached to the Development Agreement, which sets forth the required Deliverables, milestone schedule and Acceptance Criteria, and (b) the Specifications, which are to be agreed upon by the parties.

$	ArcSoft acknowledges and agrees that time is of the essence for the provision of development services under the Transaction Agreements, but if either party fails to fulfill a milestone set forth in the delivery schedule, the other party’s subsequent obligations shall be pushed out an equivalent amount of time as such party was delinquent.

$	Each party will provide the other party with certain technical assistance related to such development.

4. Intellectual Property Rights. The following is intended to serve as a summary of the terms and conditions of the Core Technology License Agreement, and shall not be construed in any way to limit the terms and conditions set forth therein. In all cases, the rights and obligations set forth in this Section 4 are subject to the actual terms and conditions set forth in the Core Technology License Agreement:

$	Zoran shall grant to ArcSoft an exclusive and royalty-bearing license under the Zoran Patent Rights and Zoran Trade Secrets in the Application Field; provided, however, that the parties agree that Zoran may grant a license to an Industry Standards Body and/or a Licensing Company for further sublicensing within a patent pool. Additionally, Zoran shall grant to ArcSoft an exclusive and royalty bearing license under Zoran’s Intellectual Property Rights in the Licensed MaestroLink Software to develop the Modified MaestroLink Software. The foregoing licenses shall not become exclusive until the earlier to occur of (a) Zoran’s acceptance of the final Deliverables under the Development Plan, or (b) ArcSoft’s closing of an Initial Public Offering; and Zoran will covenant not to grant any of the foregoing licenses to any Third Parties for a period of one (1) year after the Effective Date. The license granted to ArcSoft in the Licensed MaestroLink Software shall survive the termination of the Transaction Agreements.

$	Zoran shall grant to ArcSoft a non-exclusive and royalty-free license under Zoran’s Intellectual Property Rights in the Licensed MaestroLink IP Core Technology, which includes the License MaestroLink Firmware, and in the Licensed MaestroLink IC Design in the Application Field.

2	ArcSoft/Zoran Confidential Master Agreement

$	ArcSoft shall grant to Zoran a perpetual, non-exclusive and royalty-free license in all of its modifications to the foregoing, as well as to any ArcSoft Derivative IC Products for use with MaestroLink IC Products in the Application Field. ArcSoft shall also grant to Zoran licenses back to the foregoing for Zoran’s manufacture of the first version of the integrated circuit implementing the MaestroLink technology and any other integrated circuits implementing the MaestroLink technology agreed upon in writing by the parties, and the right to manufacture the modifications to the foregoing upon the occurrence of certain Release Events.

$	Zoran shall own all of the Zoran IPR in the MaestroLink Technology licensed to ArcSoft, and ArcSoft shall own all of the ArcSoft IPR in the MaestroLink Technology modified by ArcSoft. ArcSoft shall own all of the Joint Technology implemented in software for the personal computer. Zoran shall own all other Joint Technology.

$	Each party will pay to the other party certain royalties for each MaestroLink IC Product sold by such party.

5. Manufacturing and Sales. The following is intended to serve as a summary of the terms and conditions of the IC Production and Sales Agreement, and shall not be construed in any way to limit the terms and conditions set forth therein. In all cases, the rights and obligations set forth in this Section 5 are subject to the actual terms and conditions set forth in the IC Production and Sales Agreement:

$	Zoran shall manufacture the First IC Product pursuant to the terms of the IC Production and Sales Agreement. Zoran shall manufacture the Related IC Products and/or New IC Products that ArcSoft has requested for Zoran to manufacture and which Zoran has agreed in writing to manufacture on terms negotiated between the parties.

$	Zoran shall sell the First IC Product and any Related IC Products and/or New IC Products manufactured by Zoran to ArcSoft in accordance with the terms of the IC Production and Sales Agreement. The MaestroLink IC Products ordered by ArcSoft shall have the same manufacturing priority status with Zoran’s Third Party Contract Manufacturer as the MaestroLink IC Products ordered by Zoran.

6. Equipment Sale. Zoran shall transfer the equipment listed in Schedule A of the Equipment Transfer Agreement to ArcSoft in accordance with the terms and conditions set forth in the Equipment Transfer Agreement.

7. Equity Financing

7.1 Bridge Loans. Zoran will lend to ArcSoft the amounts set forth below, at the times specified. Each loan will be funded by a check or wire transfer to an account designated by ArcSoft, against delivery of a Note in the principal amount of the loan.

7.1.1 Two Million Dollars ($2,000,000) on the Execution Date;

7.1.2 Eight Hundred Thousand Dollars ($800,000) upon verification, to Zoran’s reasonable satisfaction, of completion of the First Major Milestone;

7.1.3 Six Hundred Thousand Dollars ($600,000) upon verification, to Zoran’s reasonable satisfaction, of completion of the Second Major Milestone; and

7.1.4 Six Hundred Thousand Dollars ($600,000) upon verification, to Zoran’s reasonable satisfaction, of completion of the Third Major Milestone.

3	ArcSoft/Zoran Confidential Master Agreement

7.2 Initial Public Offering; Additional Purchase Rights. If ArcSoft completes its Initial Public Offering prior to the completion of the Third Major Milestone, Zoran will not be required to make any further loans to ArcSoft pursuant to Section 7.1 above following the closing of the Initial Public Offering. In such event, ArcSoft hereby grants to Zoran an option (the “Option”) to purchase for cash shares of ArcSoft Common Stock, at the applicable conversion price, as specified in the Notes, for a total purchase price (Note conversion plus cash investment) of Four Million Dollars ($4,000,000). The Option shall terminate on the earlier of the IPO Date or the Maturity Date (as those terms are defined in the Notes), or upon any earlier conversion of any of the Notes. The Option may be exercised at any time during its term by Zoran by delivery of written notice to ArcSoft (the “Exercise Notice”). The closing of the sale and purchase of the shares issuable upon exercise of the Option will take place at the offices of ArcSoft ten (10) days following delivery of the Exercise Notice, or at such other time and place as Zoran and ArcSoft shall agree.

7.3 Registration Rights. Zoran shall be entitled to all of the registration rights provided by the Investors Rights Agreement dated December 22, 2000, among ArcSoft and the holders of its Series B Preferred Stock, on a pro rata basis, with respect to all shares of ArcSoft’s equity securities issuable upon conversion of the Notes (the “Conversion Shares”) and upon exercise of the Option (the “Option Shares”), in accordance with Amendment No. 1 to the Investors Rights Agreement, in the form attached hereto as Exhibit G.

7.4 Market Stand-Off Agreement. Zoran agrees that, during a period specified by ArcSoft, not to exceed one hundred eighty (180) days following the effective date of the registration statement for the Initial Public Offering, it shall not, to the extent requested by ArcSoft, directly or indirectly, sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of ArcSoft held by Zoran at any time during such period except common stock included in such registration; provided, however, that such agreement shall not be effective unless all executive officers and directors of ArcSoft and all other holders of at least five percent (5%) of ArcSoft’s outstanding voting equity securities enter into similar agreements.

7.5 Representations and Warranties of ArcSoft. In connection with the issuance of the Notes and the grant of the Option, ArcSoft hereby represents and warrants to Zoran as follows:

7.5.1 Organization and Standing. ArcSoft is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to conduct its business as presently conducted and as presently proposed to be conducted by it, and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. ArcSoft is duly qualified to do business as a foreign corporation and is in good standing in any jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial condition of ArcSoft. ArcSoft has furnished to Zoran true and complete copies of its Articles of Incorporation and Bylaws, each as amended to date and presently in effect.

7.5.2 Capitalization. The authorized capital stock of ArcSoft immediately prior to the Effective Date will consist of (i) one hundred million (100,000,000) shares of Common Stock, $0.001 par value per share, of which twenty million, six hundred thirty-five thousand seven hundred fifty-eight (20,635,758) shares will be issued and outstanding, and (ii) ten million (10,000,000) shares of Preferred Stock, $0.001 par value, (A) two million (2,000,000) shares of which have been designated Series A Preferred Stock, of which one million eight hundred thirty-two thousand seven hundred twenty-six (1,832,726) shares will be issued and outstanding, and (B) four million (4,000,000) shares of which have been designated Series B Preferred Stock, of which three million six hundred sixty-six thousand six hundred sixty-six (3,666,666) shares will be issued and outstanding. All of the issued and outstanding shares of ArcSoft’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Immediately prior to the Effective Date, ArcSoft will have reserved (i) seven million five hundred thousand (7,500,000) shares of Common Stock for issuance under its employee stock option plan, three million five hundred sixteen thousand five hundred sixty (3,516,560) of which shall be subject to outstanding options, (ii) twenty thousand (20,000) shares of Common Stock for issuance upon exercise of outstanding warrants and (iii) the shares of Common Stock issuable upon conversion of the

4	ArcSoft/Zoran Confidential Master Agreement

outstanding shares of Preferred Stock. Except as set forth above or provided in this Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of ArcSoft is authorized or outstanding, (ii) ArcSoft has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of ArcSoft, and (iii) ArcSoft has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. All of the issued and outstanding shares of capital stock of ArcSoft have been offered, issued and sold by ArcSoft in compliance with applicable federal and state securities laws.

7.5.3 Issuance of Securities. The issuance, sale and delivery of the Notes and the grant of the Option in accordance with this Agreement, and the issuance and delivery of the Conversion Shares and the Option Shares, have each been duly authorized by all necessary corporate action on the part of ArcSoft, and all such shares have been duly reserved for issuance. The Conversion Shares, when issued in accordance with the provisions of the Notes, and the Option Shares, when issued in accordance with the provisions of the Option, will be duly authorized and validly issued, fully paid and non-assessable.

7.5.4 Authority for Agreement. The execution, delivery and performance by ArcSoft of this Agreement, and the consummation by ArcSoft of the transactions contemplated hereby, have been duly authorized by all necessary corporate and shareholder action. This Agreement has been and each of the Notes, when issued hereunder, will be duly executed and delivered by ArcSoft and constitutes, or will constitute, the valid and binding obligation of ArcSoft, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and rules or laws concerning equitable remedies. Neither the execution of or the performance of the transactions contemplated by this Agreement by ArcSoft, the issuance of the Notes, the grant of the Option or the issuance of the Conversion Shares or the Option Shares will violate any provision of law or conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under, ArcSoft’s Articles of Incorporation or Bylaws (each as amended to date) or any indenture, lease, agreement or other instrument to which ArcSoft is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to ArcSoft.

7.5.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of ArcSoft in connection with the execution and delivery of this Agreement, the offer, issuance, sale and delivery of the Notes, the grant of the Option, the issuance of the Conversion Shares or the Option Shares, or the other transactions as contemplated by this Agreement, except such filings as shall have been made prior to and shall be effective on and as of the Effective Date.

7.5.6 Litigation. There is no litigation, action, suit, proceeding, or governmental inquiry or investigation, pending, or, to ArcSoft’s knowledge, any threat thereof, against ArcSoft, which questions the validity of this Agreement, or the right of ArcSoft to enter into this Agreement or consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse change in the business, prospects, assets or condition, financial or otherwise, of ArcSoft, nor is ArcSoft aware that there is any basis for any of the foregoing.

7.5.7 Financial Statements. ArcSoft has delivered to Zoran its audited financial statements for the fiscal years ended June 30, 2001, June 30, 2002 and June 30, 2003 and its unaudited financial statements for the six-month period ended December 31, 2003 (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments. The Financial Statements present fairly in all material respects the financial position of ArcSoft as of the respective dates and the results of its operations and cash flows for the periods indicated.

5	ArcSoft/Zoran Confidential Master Agreement

7.5.8 Absence of Undisclosed Liabilities. ArcSoft has no liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (a) liabilities reflected or provided for on the balance sheet as of December 31, 2003 (the “Balance Sheet Date”) contained in the Financial Statements, (b) liabilities contemplated by this Agreement, and (c) normal or recurring liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices.

7.5.9 Absence of Certain Changes or Events. Since the Balance Sheet Date, ArcSoft has conducted its business in the ordinary course and in a manner consistent with past practices and, since such date, ArcSoft has not suffered any event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect on ArcSoft.

7.5.10 Property and Assets. ArcSoft has good and marketable title to all of its material properties and assets, and good title to its leasehold estates, and none of such properties or assets is subject to any material mortgage, pledge, lien, security interest, lease, charge or encumbrance.

7.5.11 Intellectual Property. Subject to the licenses granted in the Transaction Agreements, ArcSoft owns or possesses sufficient legal rights to all Intellectual Property Rights necessary for the conduct of its business as now conducted and as currently proposed to be conducted, without any known infringement of the rights of others. ArcSoft has received no notice that it is infringing upon, violating or otherwise acting adversely to the right or claimed right of any person or entity under or with respect to any Intellectual Property Rights or licenses.

7.5.12 Insurance. ArcSoft maintains general business insurance with respect to its properties and business of the kinds and in the amounts not less than are customarily obtained by corporations of established reputation engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft, public liability and other risks.

7.5.13 Compliance. ArcSoft has, in all material respects, complied with all laws, regulations and orders applicable to its present business and has all material permits and licenses required thereby.

7.5.14 Books and Records. The minute books of ArcSoft contain complete and accurate records of all meetings and other corporate actions of its shareholders and its Board of Directors and committees thereof. The stock ledger of ArcSoft is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of ArcSoft.

7.5.15 Disclosures. Neither this Agreement nor any Exhibit hereto or thereto, nor any report, certificate or instrument furnished to Zoran or its counsel in connection with the transactions contemplated by this Agreement, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

7.5.16 Use of Proceeds. ArcSoft will use the proceeds of the loans made pursuant to this Section 7 for the purpose of performing its development, support, sales and marketing obligations under the Transaction Agreements. Without limiting the generality of the foregoing, no portion of the proceeds will be used to pay any outstanding indebtedness of ArcSoft, including, without limitation, its indebtedness under the outstanding promissory note in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) payable to Xu-Sheng Zhang.

7.6 Representations and Warranties of Zoran. Zoran hereby represents and warrants to ArcSoft as follows:

7.6.1 The Notes and the Option are being acquired for Zoran’s own account for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended, or the California Corporate Securities Law of 1968, as amended (the “Securities Act”); and

6	ArcSoft/Zoran Confidential Master Agreement

7.6.2 Zoran understands that the Note, the Option, the Conversion Shares and the Option Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, that ArcSoft has no present intention of registering the Note, the Option, the Conversion Shares or the Option Shares, that such securities must be held by Zoran indefinitely, and that Zoran must therefore bear the economic risk of such investment indefinitely unless a subsequent disposition is registered under the Securities Act or is exempt from such registration.

7.7 Notice of Financial Condition. During the term of the Transaction Agreements, ArcSoft shall, upon request of Zoran, provide to Zoran a copy of its quarterly profit and loss statement, balance sheet and cash flow statement that ArcSoft makes generally available to its shareholders. During the term of the Transaction Agreements, Zoran shall, upon the request of ArcSoft, provide to ArcSoft with a copy of its most recent quarterly profit and loss statement, balance sheet and cash flow statement that it makes generally available to its shareholders.

7.8 Observer Rights. During the period that any principal amount remains outstanding under any of the Notes, Zoran shall have the right to send its representative to attend in a nonvoting observer capacity all meetings of ArcSoft’s Board of Directors and, in this respect, ArcSoft shall provide Zoran’s representative copies of all notices, minutes, financial information, consents, and other material that it provides to its directors; provided, however, that ArcSoft reserves the right to exclude Zoran’s representative from access to any material or meeting or portion thereof if ArcSoft believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, discuss ArcSoft’s relationship with Zoran or to discuss ArcSoft’s relationship with a competitor of Zoran. Zoran agrees that Zoran and its representative will hold in confidence and trust, and not use or disclose, any confidential information provided to or learned by Zoran or its representative in connection with Zoran’s rights hereunder, unless such information is known, or until such information becomes known, to the public; provided, however, that Zoran and its representative may disclose such information to Zoran’s attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with Zoran’s rights hereunder. Zoran’s rights under this Section 7.8 shall terminate upon the closing of the Initial Public Offering.

8. Strategic Relationship and Other Obligations

8.1 Non-compete Obligation. The fundamental basis for Zoran licensing the rights granted to ArcSoft under the Transaction Agreements is ArcSoft’s obligations to complete the development of the MaestroLink Technology and use commercially reasonable efforts to promote the MaestroLink Technology as an industry standard within the Application Field. Consequently, ArcSoft agrees that for twenty-four (24) months after the Effective Date, ArcSoft shall not develop, manufacture or sell products in the Application Field based on a technology other than the MaestroLink Technology.

8.2 Strategic Agreement

8.2.1 Porting. At no cost to Zoran, ArcSoft shall create the Strategic Ports by porting five (5) existing ArcSoft software applications agreed upon in writing by parties no later than sixty (60) days after the Effective Date to Zoran platforms one in each of the following product lines not to exceed a total five (5) portings: DVD player, DVD recorder, digital still camera, digital TV and printer; provided, however, that such porting shall not require more than thirty (30) man-days of ArcSoft work. Zoran will provide ArcSoft with technical support for such porting for the applicable Zoran platforms as reasonably necessary.

8.2.2 Embedded Software Applications. So long as any principal and/or interest is not fully paid under the Note (but for at least twelve (12) months after the Effective Date (“Right of First Announcement Term”)), ArcSoft hereby extends to Zoran a right of first announcement for any Embedded Software developed by ArcSoft and the first right to announce the implementation and

7	ArcSoft/Zoran Confidential Master Agreement

distribution of such Embedded Software on or with Zoran Products as compared with all Third Parties providing integrated circuits which could use the Object Code form of the Embedded Software (“Other Companies”). ArcSoft will provide Zoran with written notification of ArcSoft’s completion of development of any such Embedded Software prior to, or at the same time as any Other Companies. Zoran shall have a period of thirty (30) days after Zoran’s receipt of such notification and a copy of the Embedded Software to provide written notice to ArcSoft of its intent to exercise its right to first announce the implementation and distribution of the Embedded Software described in ArcSoft’s notification (“Notice of Intent”). If Zoran provides ArcSoft with a Notice of Intent within such thirty (30) day period, then ArcSoft shall work with Zoran to port the Embedded Software for distribution with Zoran Products subject to the terms of a written agreement to be negotiated in good faith and executed by the parties, whereby Zoran shall be able to first announce the implementation and distribution of such Embedded Software with Zoran Products, and no Other Company may announce the implementation and/or distribution of such Embedded Software with such Other Company’s products until after thirty (30) days after Zoran’s announcement. The written agreement will include the following terms (a) ArcSoft shall retain the right to distribute the Embedded Software directly to end users, (b) for end users introduced by Zoran, ArcSoft shall pay Zoran a referral fee, and (c) Zoran shall have the right to distribute the Embedded Software with the Zoran Products. If ArcSoft receives of a Notice of Intent from Zoran regarding any particular Embedded Software, ArcSoft will not agree with any Other Companies to distribute and/or announce the availability of any version of any software with similar functionality to such Embedded Software until thirty (30) days after Zoran has announced Zoran’s implementation and distribution of such Embedded Software with Zoran Products. If Zoran gives written notice to ArcSoft that it does not intend to exercise its rights to such Embedded Software or if Zoran does not provide ArcSoft with a Notice of Intent within the thirty (30) days period, then ArcSoft shall be free to agree with Other Companies to announce the distribution of such Embedded Software at any time. Each new Version of ArcSoft’s Embedded Software shall constitute a new Embedded Software that is required to be resubmitted to Zoran pursuant to the terms of this Section 8.2.2. “Version” means a revised version of the Embedded Software that ArcSoft designates by a change to the number on the left of the decimal point (e.g., a change from version 1.0 to 2.0). The Right of First Announcement Term shall automatically renew for successive twelve (12) month periods, unless either party provides written notice to the other party of their intent not to renew no later than thirty (30) days prior to the end of the then-current term. If the Right of First Announcement Term is terminated, the provisions of this Section 8.2.2 shall be immediately terminated.

8.2.3 Zoran Proposals. From time to time, Zoran may submit in writing to an ArcSoft employee on the management level a non-confidential proposal containing ideas to be further developed by ArcSoft (“Zoran Proposal”). Within such Zoran Proposal, Zoran will indicate to ArcSoft a period of time during which ArcSoft will work exclusively with Zoran on the confidential aspects of such Zoran Proposal. If ArcSoft approves such proposal with such specified period of time, then ArcSoft agrees to work exclusively with Zoran and no Other Company to develop the technology specified on such Zoran Proposal for the specified period of time. If ArcSoft rejects such Zoran Proposal and/or specified period of time, Zoran shall be free to propose the technology referenced in the Zoran Proposal to any Third Parties.

8.3 Non-solicitation. During the term of this Agreement, ArcSoft will not solicit, directly or indirectly, any Zoran Major Customers for purchase of any IC product from ArcSoft, including, without limitation, the MaestroLink IC Product.

8.4 Additional Development. To the extent that any Zoran request of development work from ArcSoft for the MaestroLink IC Products hereunder outside the scope of the Development Plan proposes a project involving a product that Zoran reasonably believes will sell more than *** Units of customized MaestroLink IC Products in the first twenty-four (24) months after first commercial sale, then (a) if such project will not involve more than thirty (30) ArcSoft man-days, then ArcSoft will perform such development at no additional cost to Zoran within ninety (90) days after such request, and (b) if such project will involve more than thirty (30) ArcSoft man-days, then Zoran will be required to detail the proposed terms and conditions, including, without limitation, payment terms, in writing and such proposal must be approved in writing and in advance by ArcSoft (which approval may not be unreasonably withheld and/or delayed).

*** CONFIDENTIAL MATERIAL REDACTED AND

SEPARATELY FILED WITH THE COMMISSION

8	ArcSoft/Zoran Confidential Master Agreement

8.5 Conditional Obligations. If ArcSoft materially fails for a period of thirty (30) days to perform (a) any of its development or support obligations or (b) fails to make any of the payments to Zoran as they become due, Zoran may, upon written notice to ArcSoft, immediately suspend (i) its performance under the Development Agreement and (ii) its performance of other promotion, operation services, or support activities assigned to Zoran under the Transaction Agreements, in each case until ArcSoft remedies any breach and resumes its performance under the Transaction Agreements.

9. Payments

9.1 Payment Method. Unless the parties agree to the contrary in writing, all payments made to Zoran under the Transaction Agreements shall be made by bank wire transfer in immediately available funds to the account designated in writing by Zoran. All dollar amounts specified in the Transaction Agreements, and all payments made hereunder, are and shall be made in U.S. dollars. Any payments due under the Transaction Agreements that are not paid by the date such payments are due under the applicable agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by Morgan Guaranty Trust Co. of New York, New York, on the date such payment is due calculated on the number of days such payment is delinquent. This Section 9.1 shall in no way limit any other remedies available to either party.

9.2 Currency Conversion. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the buying exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal (U.S., Eastern Edition) for the business day on which the respective payment is due.

9.3 Taxes. Amounts payable by one party (the “Paying Party”) to the other party (the “Paid Party”) under the Transaction Agreements are payable in full by the Paying Party to the Paid Party without reduction for taxes (including, without limitation, withholding taxes) or customs duties. If any applicable law requires the Paying Party to withhold amounts from any payments to the Paid Party hereunder, then: (a) the Paying Party shall effect such withholding, remit such amounts to the appropriate taxing authorities and promptly furnish the Paid Party with tax receipts evidencing the payments of such amounts; and (b) the sum payable by the Paying Party upon which the deduction or withholding is based shall be increased to the extent necessary to ensure that, after such deduction or withholding, the Paid Party receives and retains, free from liability for such deduction or withholding, a net amount equal to the amount the Paid Party would have received and retained in the absence of such required deduction or withholding.

9.4 Records; Inspection. Each party shall keep complete, true and accurate books of accounts and records for the purpose of (a) determining the amounts payable pursuant to the Transaction Agreements and (b) ensuring compliance with the provisions of the Transaction Agreements relating to (i) payment, payment reporting and obligations under the Core Technology License Agreement and the Development Agreement, (ii) disclosure matters under the Core Technology License Agreement and the Development Agreement, (c) intellectual property matters under the Core Technology License Agreement and the Development Agreement, and (d) the licensing and sublicensing restrictions and obligations imposed on the licensee in the Core Technology License Agreement. Such books and records shall be kept for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection at the principal place of business of the other party (“Auditing Party”) during such three (3) year period by an independent auditor chosen by the Auditing Party and reasonably acceptable to the party being audited (“Audited Party”) for the purpose of verifying (A) payment, payment reporting and obligations the Audited Party under the Core Technology License Agreement and the Development Agreement, (B) disclosure matters under the Core Technology License Agreement and the Development Agreement, (C) intellectual property matters under the Core Technology License Agreement and the Development Agreement, and (D) the licensing and sublicensing restrictions and obligations imposed on the Audited Party in the Core Technology License Agreement and the Development Agreement. The independent auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection. If an inspection establishes a variation or error producing an overstatement of any fees payable under the Transaction Agreements

9	ArcSoft/Zoran Confidential Master Agreement

actually incurred by the Audited Party or underpayment in amounts payable by the Audited Party, then any excess cost reimbursement or underpayment shall be reimbursed by the Audited Party, together with interest on such amounts at the rate set forth in Section 9.1 above. Inspections conducted under this Section 9.4 shall be at the expense of Auditing Party, unless a variation or error exceeding ten percent (10%) for the period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection for such period shall be reimbursed by the Audited Party. Such inspections may be made no more than once each calendar year, at reasonable times during the Audited Party’s normal business hours and on reasonable prior written notice; provided, however, that if an inspection establishes a variation or error exceeding ten percent (10%), then an additional inspection may be conducted by the Auditing Party during such calendar year. The parties will endeavor to minimize disruption of the Audited Party’s normal business activities to the extent reasonably practicable.

10. Closing. The Effective Date of the Transaction Agreements shall be the date that all of the following conditions are satisfied (“Closing Conditions”):

10.1 the parties shall have executed this Master Agreement,

10.2 the parties shall have executed the Development Agreement;

10.3 the parties shall have executed the Core Technology License Agreement;

10.4 the parties shall have executed the IC Production and Sales Agreement;

10.5 the parties shall have executed the Equipment Transfer Agreement;

10.6 Amendment No. 1 to the Investors Rights Agreement, in the form of Exhibit G to this Master Agreement, shall have been executed by ArcSoft and the holders of a majority of the shares of its outstanding Series A Preferred Stock and a majority of the shares of its outstanding Series B Preferred Stock;

10.7 Zoran shall have paid to ArcSoft Two Million Dollars ($2,000,000), against delivery of a Note in the principal sum of Two Million Dollars ($2,000,000); and

10.8 the representations and warranties of each party contained in Section 12 below shall be true on and as of the Effective Date with the same effect as though such representations and warranties had been made on and as of the date of the Effective Date.

11. Confidentiality

11.1 Confidential Information. Except as expressly provided below, the parties agree that, for the term of this Master Agreement and for seven (7) years thereafter, the Receiving Party shall not publish or otherwise disclose and shall not use for any purpose any Confidential Information received from the Disclosing Party.

11.2 Permitted Disclosures. Notwithstanding the provisions of Section 11.1 above, the Receiving Party may use or disclose the Disclosing Party’s Confidential Information to the extent such use or disclosure is reasonably necessary for exercising the rights granted and fulfill the obligations required under the Transaction Agreements (including the right to grant sublicenses and have made rights, as applicable), provided, however, that any such use or disclosure shall be subject to the Receiving Party requiring Third Party recipients of Confidential Information to agree to written agreements containing provisions consistent with the protections afforded the Confidential Information hereunder (including corresponding exceptions). In addition, disclosure of Confidential Information (a) in response to a valid order by a court or other governmental body, or (b) otherwise required by law, shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that the party disclosing such information shall provide prompt written notice thereof to the other party to enable it to seek a protective order or otherwise prevent such disclosure.

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11.3 Terms of Agreement; Publicity. Each party agrees not to disclose to any Third Parties the financial terms of the Transaction Agreements without the prior written consent of the other party, except to advisors, independent accountants, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law.

11.4 Return and/or Destruction of Confidential Information. Within thirty (30) days of the effective date of termination of this Agreement, each party will return to the other party or destroy, at such other party’s discretion, all of such other party’s Confidential Information and provide such other party with an officer’s certificate attesting to such return and/or destruction, as appropriate. Notwithstanding the foregoing, ArcSoft shall retain the Licensed MaestroLink Software following any termination of this Agreement, in order to exercise its rights as expressly set forth in Section 2.3 of the Core Technology License Agreement.

11.5 Press Release. ArcSoft and Zoran will jointly issue a press release announcing the transactions contemplated by the Transaction Agreements; provided that the timing and substance of such press release shall be mutually agreed upon in writing by the parties in advance.

12. Representations and Warranties

12.1 ArcSoft Warranties

12.1.1 Authority. ArcSoft represents, warrants and covenants to Zoran that (a) it has the full right and authority to enter into the Transaction Agreements and grant the respective rights and licenses granted by it to Zoran herein and therein and (b) it has not previously granted and will not grant any rights in conflict with the respective rights and licenses granted by it to Zoran herein and therein.

12.1.2 No Alteration of Financing Warranties. Nothing in this Master Agreement is intended to alter the representations and warranties of ArcSoft contained in the Note and those warranties are intended to stand on their own, without the effect of any disclaimer contained in this Master Agreement, the Core Technology License Agreement, the Development Agreement, the Equipment Transfer Agreement or the IC Production and Sales Agreement. Such representations and warranties shall apply solely to the Note and shall not apply in any way to the Transaction Agreements or give rise to any right or remedy hereunder.

12.1.3 ArcSoft Existing Third-Party Rights. ArcSoft represents and warrants that as of the Effective Date, all ArcSoft Technology for which ArcSoft has a license permitting it to incorporate such technology into MaestroLink IC Products are licensable to Zoran as provided in the Transaction Agreements without payment of royalties, fees or any other non-monetary restrictions beyond those set forth in the Transaction Agreements.

12.1.4 ArcSoft Developments. ArcSoft represents and warrants that as of the date provided to Zoran, all ArcSoft Developments are licensable to Zoran as provided in the Transaction Agreements without payment of royalties, fees or any other non-monetary restrictions beyond those set forth in the Transaction Agreements.

12.2 Zoran Warranties

12.2.1 Authority. Zoran represents, warrants and covenants to ArcSoft that (a) it has the full right and authority to enter into the Transaction Agreements and grant the rights and licenses granted to it by ArcSoft herein and therein and (b) it has not previously granted and will not grant any rights in conflict with the rights and licenses granted by it to ArcSoft herein and therein.

12.2.2 No Alteration of Financing Warranties. Nothing in this Master Agreement is intended to alter the representations and warranties of Zoran contained in the Note and those warranties are intended to stand on their own, without the effect of any disclaimer contained in this Master Agreement, the Core Technology License Agreement, the Development Agreement, the

11	ArcSoft/Zoran Confidential Master Agreement

Equipment Transfer Agreement or the IC Production and Sales Agreement. Such representations and warranties shall apply solely to the Note and shall not apply in any way to the Transaction Agreements or give rise to any right or remedy hereunder.

12.2.3 Third Party Rights. Zoran represents and warrants that as of the date provided to ArcSoft, Zoran has not received written notice from and is not aware of any Third Party claiming that any of the Licensed MaestroLink Software infringes or misappropriates the Intellectual Property Rights of any Third Party.

12.2.4 Zoran Existing Third-Party Rights. Zoran represents and warrants that as of the Effective Date all Zoran Technology for which Zoran has a license permitting it to incorporate such technology into MaestroLink IC Products are licensable to ArcSoft as provided in the Transaction Agreements without payment of royalties, fees or any other non-monetary restrictions beyond those set forth in the Transaction Agreements.

12.2.5 Zoran Developments. Zoran represents and warrants that as of the Effective Date, all Zoran Technology is licensable to ArcSoft as provided in the Transaction Agreements without payment of royalties, fees or any other non-monetary restrictions beyond those set forth in the Transaction Agreements.

12.3 Other Warranties. Each party makes the additional warranties and representations as expressly set forth in each of the other Transaction Agreements.

12.4 Disclaimer of Warranties

12.4.1 ArcSoft Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THE TRANSACTION AGREEMENTS, ARCSOFT PROVIDES THE ARCSOFT TECHNOLOGY TO ZORAN UNDER THE TRANSACTION AGREEMENTS ON AN “AS-IS” BASIS. ARCSOFT EXPRESSLY DISCLAIMS ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE ARCSOFT TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

12.4.2 Zoran Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THE TRANSACTION AGREEMENTS, ZORAN PROVIDES THE ZORAN TECHNOLOGY TO ARCSOFT UNDER THE TRANSACTION AGREEMENTS ON AN “AS-IS” BASIS. ZORAN EXPRESSLY DISCLAIMS ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE ZORAN TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

13. Indemnification

13.1 Indemnification of Zoran

13.1.1 Indemnification Obligations. ArcSoft shall defend, indemnify and hold harmless Zoran and any Zoran Affiliates and the directors, officers, and employees of Zoran and any of such Zoran Affiliates and the successors and assigns of any of the foregoing (the “Zoran Indemnitees”), from and against any and all Claims (whether under a theory of negligence, strict liability, contract or otherwise) incurred or to be incurred by any of the Zoran Indemnitees (including but not limited to costs of investigation and reasonable attorney and other Third Party fees and, to the extent permitted by law, fines, penalties and forfeitures in connection with any proceedings against the Zoran Indemnitees) arising out of or resulting from the making, selling, using, having made, offering for sale, import, modifying, reproducing and/or distribution of the MaestroLink Unique IC Product, including, without limitation, any claim that the MaestroLink Unique IC Product infringes and/or misappropriates the Intellectual Property Rights of any Third Party; provided, however that this indemnity shall not extend to liability arising from the breach of the warranty set forth in Section 12.2.3 above.

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13.1.2 Procedure. Zoran will notify ArcSoft in writing of any Claim in respect of which Zoran Indemnitees intend to claim such indemnification and ArcSoft shall have sole control of the defense and/or settlement thereof. The omission to provide or delay in providing such notice for a Zoran Indemnitee shall not limit the right to indemnity for such Zoran Indemnitee unless the omission or delay materially prejudices the legal position of ArcSoft relating to such Zoran Indemnitee. ArcSoft will select legal counsel with experience in similar actions and from a law firm having at least fifty (50) attorneys. The Zoran Indemnitees shall reasonably cooperate with ArcSoft and its legal representatives in the investigation of any Claim covered by this indemnification.

13.1.3 Sole Remedy. THE FOREGOING STATES ZORAN’S SOLE AND EXCLUSIVE REMEDY AND ARCSOFT’S SOLE OBLIGATION WITH RESPECT TO ANY CLAIM OF INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

13.2 Indemnification of ArcSoft

13.2.1 Indemnification Obligations. Zoran shall defend, indemnify and hold harmless ArcSoft and any ArcSoft Affiliates and the directors, officers, and employees of ArcSoft and any of such ArcSoft Affiliates and the successors and assigns of any of the foregoing (the “ArcSoft Indemnitees”), from and against any Claims (whether under a theory of negligence, strict liability, contract or otherwise) incurred or to be incurred by any of the ArcSoft Indemnitees (including but not limited to costs of investigation and reasonable attorney and other Third Party fees and, to the extent permitted by law, fines, penalties and forfeitures in connection with any proceedings against the ArcSoft Indemnitees) arising out of or resulting from any claim that (i) the Licensed MaestroLink IP Core Technology and/or Licensed IC Design infringes and/or misappropriates the Intellectual Property Rights of any Third Party, or (ii) Zoran has breached the warranty set forth in Section 12.2.3 above.

13.2.2 Procedure. ArcSoft will notify Zoran in writing of any Claim in respect of which ArcSoft Indemnitees intend to claim such indemnification and Zoran shall have sole control of the defense and/or settlement thereof. The omission to provide or delay in providing such notice for an Indemnitee shall not limit the right to indemnity for such ArcSoft Indemnitee unless the omission or delay materially prejudices the legal position of Zoran relating to such ArcSoft Indemnitee. Zoran will select legal counsel with experience in similar actions and from a law firm having at least fifty (50) attorneys. The ArcSoft Indemnitees shall reasonably cooperate with Zoran and its legal representatives in the investigation of any Claim covered by this indemnification.

13.3 Sole Remedy. THE FOREGOING STATES ARCSOFT’S SOLE AND EXCLUSIVE REMEDY AND ZORAN’S SOLE OBLIGATION WITH RESPECT TO ANY CLAIM OF INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS AND FOR BREACH OF THE WARRANTIES SET FORTH IN SECTION 12.2.3 ABOVE.

14. Limitations of Liability

14.1 Consequential Damages Waiver. EXCEPT FOR LIABILITY ARISING FOR BREACHES OF SECTIONS 8.2, 8.3 AND 11 ABOVE AND FOR LIABILITY ARISING UNDER SECTION 13 ABOVE, AND FOR BREACHES OF SECTIONS 2 AND/OR 9 OF THE CORE TECHNOLOGY LICENSE AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, OR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND LOSS OF REVENUE), REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF A REPRESENTATIVE OF SUCH PARTY HAS BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

14.2 Limitation of Damages. EXCEPT FOR LIABILITY ARISING FOR BREACHES OF SECTION 8.2, 8.3 AND 8.5 ABOVE AND FOR LIABILITY ARISING UNDER SECTION 13 ABOVE, AND FOR BREACHES OF SECTIONS 2 AND/OR 9 OF THE CORE TECHNOLOGY LICENSE AGREEMENT, IN NO EVENT SHALL EITHER PARTY’S LIABILITY UNDER THE TRANSACTION AGREEMENTS EXCEED THREE MILLION DOLLARS ($3,000,000).

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14.3 Failure of Essential Purpose. THE PARTIES AGREE THAT THESE LIMITATIONS SHALL APPLY EVEN IF THIS MASTER AGREEMENT OR ANY LIMITED REMEDY SPECIFIED HEREIN IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

14.4 Allocation of Risk. The sections on limitation of liability, warranties and disclaimer of warranties allocate the risks in this Master Agreement between the parties. This allocation is an essential element of the basis of the bargain between the parties.

15. Project Management and Dispute Resolution

15.1 Project Management

15.1.1 Project Managers and Teams. Each party shall appoint a project manager that will be such party’s primary contact person working with the other party in connection with each of the development project under this Section 15 (each, a “Project Manager”) and shall be identified on the Development Plan, as applicable. Each party may change its Project Manager by providing notice to the other party as provided in Section 17.7 of this Master Agreement.

15.1.2 Periodic Meetings. The parties will meet, electronically, telephonically or otherwise as mutually agreed upon, on at least as frequently as on a bi-weekly basis to (a) track the progress and status of the development of the MaestroLink Deliverables and the parties’ adherence to the Development Schedule, (b) track the progress and status of Deficiencies reported by either party, and (c) discuss the manufacturing capacity of Zoran’s Third Party Contract Manufacturer.

15.2 Internal Dispute Resolution

15.2.1 Intent. The parties shall use good faith efforts to resolve their disputes under the Transaction Agreements informally when possible. Only disputes within the scope of the Transaction Agreements are subject to this Section 15.2.1, except for the IC Production and Sales Agreement, for which disputes shall not be subject to this Section 15, but will be subject to the arbitration provisions set forth in Section 17.2 below. Unless agreed otherwise, each party shall bear their own costs in connection with any informal dispute resolution efforts.

15.2.2 Informal Resolution. With the exception of disputes relating to or in connection with the Intellectual Property Rights of either party for which either party may seek temporary or permanent injunctive or other equitable relief in any court of competent jurisdiction, if a dispute arises under the Transaction Agreements (except for the IC Production and Sales Agreement), then within three (3) business days after a written request by either party, each party’s Project Manager shall promptly confer to resolve the dispute. If these representatives cannot resolve the dispute or either of them determines they are not making progress toward the resolution of the dispute within three (3) business days after their initial conference, then the dispute shall be submitted to a company executive (Vice President level or higher) designated by Zoran and a company executive (Vice President level or higher) designated by ArcSoft, who shall promptly confer to resolve the dispute. If the executive designated by Zoran and the executive designated by ArcSoft cannot resolve the dispute, or either one of them determines that they are not making reasonable progress toward resolution of the dispute within five (5) business days after the dispute is first submitted to them, then the parties may avail themselves of the arbitration remedy set forth in Section 17.2 below. The procedure set forth in this Section 15.2.2 shall run concurrent with the forty-five (45) day cure period that runs following one party giving written notice to the other party of a material breach of any term of this Master Agreement.

16. Term and Termination

16.1 Term. After the Effective Date, unless earlier terminated pursuant to the other provisions of this Section 16, this Master Agreement shall remain in effect until the last to terminate of the Core Technology License Agreement, the Development Agreement, the Equipment Transfer Agreement or the IC Production and Sales Agreement.

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16.2 Termination for Cause. Either Zoran or ArcSoft may terminate this Master Agreement, together with the other Agreements, if the other party shall have:

16.2.1 breached its obligation to make payments as required under the Transaction Agreements and such default shall have continued for forty-five (45) days after written notice thereof was provided to the breaching party by the non-breaching party; or

16.2.2 breached any of its material obligations under the Master Agreement and such default shall have continued for forty-five (45) days after written notice thereof was provided to the breaching party by the non-breaching party.

Any termination shall become effective at the end of such forty-five (45) day period unless the breaching party (or any other party on its behalf) has cured any such breach or default prior to the expiration of the forty-five (45) day period.

16.3 Termination of Other Transaction Agreements. This Master Agreement shall be immediately terminated upon any termination of the Development Agreement and/or the Core Technology License Agreement, which under Section 16.4 below shall immediately terminate the other Transaction Agreements.

16.4 Effect of Termination.

16.4.1 Termination of Master Agreement. The termination of this Master Agreement for any reason shall result in the termination of all of the Transaction Agreements, subject to the survival provisions of each of the Transaction Agreements.

16.4.2 Accrued Obligations. The termination of this Master Agreement for any reason shall not release any party hereto from any liability that, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Master Agreement.

16.4.3 Survival. Sections 1 (“Definitions”), 7 (“Equity Financing”), 9 (“Payments”), 11 (“Confidentiality”), 12 (“Representations and Warranties”), 13 (“Indemnification”), 14 (“Limitations of Liability”), 16.4 (“Effect of Termination”) and 17 (“Miscellaneous”) and any accrued payment obligations shall survive the expiration and any termination of this Master Agreement for any reason.

17. Miscellaneous

17.1 Governing Law. The Transaction Agreements and any dispute arising from the performance or breach hereof or thereof shall be governed by and construed and enforced in accordance with, the laws of the State of California, without reference to conflicts of laws.

17.2 Arbitration. With the exception of disputes relating to or in connection with the Intellectual Property Rights of either party for which either party may seek temporary or permanent injunctive or other equitable relief in any court of competent jurisdiction, the parties agree that any and all disputes arising out of or related to the Transaction Agreements that were not resolved pursuant to the procedure set forth in Section 15 above shall be settled by binding arbitration in accordance with the rules of the Judicial Arbitration and Mediation Services (“JAMS”) in Santa Clara County, California, and judgment upon the award may be entered in any court having jurisdiction. A single arbitrator who shall have at least three (3) years of experience in the semiconductor and/or software industry shall be selected according to JAMS rules within thirty (30) days of submission of the dispute to the JAMS. The arbitrator shall conduct the arbitration in accordance with the California Evidence Code Except as

15	ArcSoft/Zoran Confidential Master Agreement

expressly provided above, no discovery of any kind shall be taken by either party without the written consent of the other party, provided, however, that either party may seek the arbitrators permission to take any deposition which is necessary to preserve the testimony of a witness who either is, or may become, outside the subpoena power of the arbitrator or otherwise unavailable to testify at the arbitration. The arbitrator shall have the power to enter any award that could be entered by a Judge of the Superior Court of the State of California sitting without a jury (and only such power), except that the arbitrator shall not have the power to award punitive damages, treble damages, or any other damages which are not compensatory, even if permitted under the laws of the State of California or any other applicable law. The arbitrator shall award the prevailing party its costs and its reasonable attorneys fees, and the losing party shall bear the entire cost of the arbitration, including the arbitrators fee The arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration. Notwithstanding the forgoing, the parties irrevocably submit to the non-exclusive jurisdiction of the Superior Court of the State of California, Santa Clara County, and the United States District Court for the Northern District of California, Santa Clara County Branch, in any action to enforce an arbitration award.

17.3 Force Majeure. Except as provided in Section 8.5 above, nonperformance of any party (other than with respect to payment obligations) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of the nonperforming party. If such nonperformance continues for more than one hundred eighty (180) days, the performing party may terminate the Master Agreement together with the Core Technology License Agreement, the Development Agreement, the Equipment Transfer Agreement or the IC Production and Sales Agreement, provided that the surviving provisions of such Agreements shall continue in full force and effect.

17.4 No Implied Waivers; Rights Cumulative. No failure on the part of ArcSoft or Zoran to exercise and no delay in exercising any right under the Transaction Agreements, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

17.5 Interpretation. In the event of any conflict between the terms of this Master Agreement and any other Agreement, the terms contained in the other Agreement shall prevail.

17.6 Independent Contractors. Nothing contained in the Transaction Agreements is intended implicitly, or is to be construed, to constitute ArcSoft or Zoran as partners in the legal sense. No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party to any contract, agreement or undertaking with any Third Party.

17.7 Notices. All notices, requests and other communications under the Transaction Agreements shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or by commercial overnight courier service with tracking capabilities, costs prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

Zoran:	Zoran Corporation 1390 Kifer Road Sunnyvale, California 94086 Attn: Shmuel Farkash

with a copy to:	Gray Cary Ware & Freidenrich LLP 2000 University Avenue East Palo Alto, California 94303 Attn: Mark F. Radcliffe, Esq.

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ArcSoft:	ArcSoft, Inc. 46601 Fremont Blvd. Fremont, California 94538 Attn: Todd Rumaner, Senior Vice President of Sales and Marketing

with a copy to:	Pillsbury Winthrop LLP 2475 Hanover Street Palo Alto, CA 94304 Attn: Lior Nuchi, Esq.

17.8 Assignment. The fundamental basis for Zoran licensing these rights to ArcSoft is ArcSoft’s obligations to complete the development of the MaestroLink Technology and use commercially reasonable efforts to promote the MaestroLink Technology as an industry standard within the Application Field. Consequently, the Transaction Agreements shall not be assignable by ArcSoft without the prior written consent of Zoran; except that ArcSoft may assign the Transaction Agreements without Zoran’s consent to an entity that is not a Prohibited Assignee that acquires all or substantially all of the business or assets of ArcSoft, in each case whether by merger, sale of assets, or otherwise, provided that such entity assumes and agrees in writing to be bound by all of the obligations of ArcSoft under the Transaction Agreements.

17.9 Modification; Waivers. No amendment, modification or waiver of any provision of any of the Transaction Agreements shall be effective unless in writing signed by all parties hereto. No provision of the Transaction Agreements shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by all parties.

17.10 Severability. If any provision of the Transaction Agreements should be held invalid, illegal or unenforceable in any jurisdiction, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

17.11 Rights and Obligations of Parties. Any obligations between Zoran and ArcSoft, respectively, shall not be construed as giving rise to obligations of Zoran to any Third Party and no Third Party shall have the right to assert any default or breach or to terminate the Transaction Agreements or pursue any other remedies by reason of any obligations or duties between ArcSoft and Zoran if Zoran is in compliance with its respective obligations to ArcSoft.

17.12 Counterparts. The Transaction Agreements may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

17.13 Headings. Headings used in the Transaction Agreements are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting the Transaction Agreements.

17.14 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of ArcSoft and Zoran are subject to prior compliance with United States and foreign export regulations and such other United States and foreign laws and regulations as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions. ArcSoft and Zoran shall reasonably cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

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17.15 Entire Agreement. This Master Agreement, together with the Core Technology License Agreement, the Development Agreement, the Equipment Transfer Agreement, the IC Production and Sales Agreement and the Note between the parties of even date herewith, constitutes the entire agreement, both written or oral, with respect to the subject matter hereof, and, subject to the following, supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between ArcSoft and Zoran with respect to such subject matter.

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18	ArcSoft/Zoran Confidential Master Agreement

IN WITNESS WHEREOF, the parties have caused this Master Agreement to be executed by its duly authorized representatives and delivered in duplicate originals as of the date first above written.

ZORAN CORPORATION

By:	/s/ Karl Schneider
Name:	Karl Schneider
Title:	CFO

ARCSOFT, INC.

By:	/s/ Todd Rumaner
Name:	Todd Rumaner
Title:	SVP

ArcSoft/Zoran Confidential Master Agreement

Exhibit A

Definitions

A-1.	“Acceptance Criteria” means the applicable acceptance criteria for a Deliverable, as set forth in the Development Plan.

A-2.	“Action” shall have the meaning set forth in Section 8 of the Core Technology License Agreement.

A-3.	“Affiliate” of an entity means an entity controlled by, under common control or controlling such entity. For these purposes, “control” shall mean the right, either directly or indirectly, to control the vote of the securities or otherwise elect the majority of the board of directors or similar management of an entity. Further, for these purposes, ownership of more than fifty percent (50%) of the voting securities needed to elect the board of directors or similar management of an entity shall be deemed to be control.

A-4.	“Application Field” means the field of products, components, algorithms, software, hardware, materials, equipment, systems and services that enable or manage the interconnection of (a) consumer electronic devices whose primary function is (i) DVD player, (ii) DVD recorder, (iii) digital still camera, (iv) digital television, or (v) printer, and (b) personal computers over a home network in order to display content residing in a personal computer on a television screen or play audio through a television or component system.

A-5.	“ArcSoft Affiliate” means an entity controlled by, under common control or controlling ArcSoft. For these purposes, “control” shall mean the right, either directly or indirectly, to control the vote of the securities or otherwise elect the majority of the board of directors or similar management of an entity. Further, for these purposes, ownership of more than fifty percent (50%) of the voting securities needed to elect the board of directors or similar management of an entity shall be deemed to be control.

A-6.	“ArcSoft Base Technology” means, collectively, any and all Technology (a) developed prior to the Effective Date and (b) developed by or for ArcSoft after the Effective Date and outside the scope of the Application Field and of ArcSoft’s obligations under the Transaction Agreements.

A-7.	“ArcSoft Derivative IC Products” means any integrated circuits based on the MaestroLink Technology developed by or for ArcSoft.

A-8.	“ArcSoft Developments” means all of ArcSoft’s developments under the Transaction Agreements, including, without limitation, the Modified MaestroLink IP Core Technology, the Modified MaestroLink IC Design and the Modified MaestroLink Software, but does not include the Licensed MaestroLink IP Core Technology, the Zoran Joint Technology (as defined in the Core Technology License Agreement), the Licensed MaestroLink IC Design and the Licensed MaestroLink Software.

A-9.	“ArcSoft First IC Product Developments” means all of the ArcSoft Developments incorporated within and/or related to the First IC Product.

A-10.	“ArcSoft MaestroLink IC Product Developments” means all of the ArcSoft Developments incorporated within and/or related to a particular MaestroLink IC Product other that the First IC Product.

A-11.	“ArcSoft Indemnitees” shall have the meaning set forth in Section 13.2.1 of the Master Agreement.

A-12.	“ArcSoft IPR” means Intellectual Property Rights in the ArcSoft Technology that is either owned by ArcSoft or ArcSoft Affiliates or sublicensable to Zoran without payment of a fee to Third Parties.

ArcSoft/Zoran Confidential Master Agreement Definitions

A-13.	“ArcSoft Technology” means, collectively, the ArcSoft Base Technology, the Strategic Ports and the ArcSoft Developments.

A-14.	“Assert” shall have the meaning set forth in Section 8 of the Core Technology License Agreement.

A-15.	“Audited Party” shall have the meaning set forth in Section 9.4 of the Master Agreement.

A-16.	“Auditing Party” shall have the meaning set forth in Section 9.4 of the Master Agreement.

A-17.	“Balance Sheet Date” shall have the meaning set forth in Section 7.5.8 of the Master Agreement.

A-18.	“Chipset” means a group of integrated circuits that can be used together to serve a single function and are therefore sold as a unit.

A-19.	“Claims” means obligations, demands, claims, liabilities and losses.

A-20.	“Common Stock” shall have the meaning set forth in Section 1.2 of the Note.

A-21.	“Confidential Information” shall refer to information furnished to one party by the other party hereto pursuant to any of the Transaction Agreements that if disclosed in tangible form is marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally is indicated orally to be confidential or proprietary by the party disclosing such information (“Disclosing Party”) at the time of such disclosure or is confirmed in writing as confidential or proprietary by the Disclosing Party within a reasonable time after such disclosure. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation: (a) was already known to the receiving party (“Receiving Party”), other than under an obligation of confidentiality, at the time of disclosure; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of any Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by a person other than a party without an obligation of confidentiality; or (e) was independently developed by the Receiving Party without reference to or use of any information or materials disclosed by the Disclosing Party.

A-22.	“Closing Conditions” shall have the meaning set forth in Section 10 of the Master Agreement.

A-23.	“Conversion Shares” shall have the meaning set forth in Section 7.3 of the Master Agreement.

A-24.	“Core Technology License Agreement” means the Core Technology License Agreement to be executed, delivered and to become effective upon the Effective Date by and between ArcSoft and Zoran in the form attached as Exhibit C (“Core Technology License Agreement”) to this Master Agreement.

A-25.	“Deficiencies” means a deficiency in a Deliverable resulting in such Deliverable’s non-conformity to the applicable Acceptance Criteria.

A-26.	“Deliverables” means, collectively, the Zoran Deliverables and the MaestroLink Deliverables.

A-27.	“Derivative” means: (a) for copyrightable or copyrighted material, any translation, abridgment, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material that is protected by trade secret, any new material derived from such existing trade secret material, including new material that may be protected under copyright, patent and/or trade secret laws.

ArcSoft/Zoran Confidential Master Agreement Definitions

A-28.	“Development Agreement” means the Development Agreement to be executed, delivered and to become effective upon the Effective Date by and between ArcSoft and Zoran in the form attached as Exhibit B (“Development Agreement”) to this Master Agreement.

A-29.	“Development Plan” means the written development plan developed for ArcSoft’s further development of the MaestroLink Technology, and that sets forth, without limitation, the applicable Deliverables and the development schedule to be finalized by ArcSoft under the Development Agreement, a preliminary form of which Development Plan is attached to the Development Agreement as Schedule A (“Development Plan”).

A-30.	“DVD” means optical disc storage technology using the Universal Disk Format file system.

A-31.	“Effective Date” means the date when all of the Closing Conditions set forth in Section 10 of the Master Agreement are satisfied.

A-32.	“Embedded Software” means a software application that does not contain any MaestroLink Technology developed by or for ArcSoft used on or in conjunction with integrated circuits for implementation in any consumer electronic device whose primary function is (a) DVD player, (b) DVD recorder, (c) digital still camera, (d) digital television, or (e) printer.

A-33.	“End User License Agreement” shall have the meaning set forth in Section 2.3.1 of the Core Technology License Agreement.

A-34.	“Equipment Transfer Agreement” means the Equipment Transfer Agreement to be executed, delivered and to become effective upon the Effective Date by and among ArcSoft and Zoran in the form attached as Exhibit E (“Equipment Transfer Agreement”) to this Master Agreement.

A-35.	“Escrow Materials” shall have the meaning set forth in Section 7.1 of the Core Technology License Agreement.

A-36.	“Execution Date” shall have the meaning set forth in the first paragraph of the Master Agreement.

A-37.	“Exercise Notice” shall have the meaning set forth in Section 7.2 of the Master Agreement.

A-38.	“Financial Statements” shall have the meaning set forth in Section 7.5.7 of the Master Agreement.

A-39.	“First IC Product” means the first MaestroLink IC Product developed by or for ArcSoft sold to Third Parties in commercial quantities.

A-40.	“First Major Milestone” means (a) complete development of all of the MaestroLink Software as set forth in the Development Plan except for uPNP and DHWF support and (b) readiness of engineering samples of the MaestroLink IC Product to ship to customers.

A-41.	“***” for a Zoran employee means the sum of (a) ***, (b) *** of such person’s salary (for benefits), and (c) overhead facilities charge of *** per head per month, or as pro-rated for part of a month (to be further pro-rated if such employee is a part-time employee in accordance with the applicable percentage of “full-time” status).

A-42.	“GAAP” shall have the meaning set forth in Section 7.5.7 of the Master Agreement.

A-43.	“IC Production and Sales Agreement” means the IC Production and Sales Agreement to be executed, delivered and to become effective upon the Effective Date by and among ArcSoft and Zoran in the form attached as Exhibit D (“IC Production and Sales Agreement”) to this Master Agreement.

A-44.	“Industry Standard Body” means an association of business entities organized for the purposes of developing and promoting electronic standards within the Application Field.

*** CONFIDENTIAL MATERIAL REDACTED AND

SEPARATELY FILED WITH THE COMMISSION

ArcSoft/Zoran Confidential Master Agreement

A-45.	“Initial Public Offering” means the sale of the common stock of ArcSoft or a successor in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of ArcSoft or its successor and the aggregate net proceeds to ArcSoft and/or any selling stockholders (after deduction for underwriter’s discounts and expenses relating to the issuance) of which exceed Twenty Million Dollars ($20,000,000).

A-46.	“Intellectual Property Rights” means: (a) all Patent Rights; (b) all trade secret rights arising under the laws of any jurisdiction; (c) all United States and foreign mask work rights and registrations for such rights; and (d) all copyright rights and all other literary property and author rights, whether or not copyrightable, and all copyrights and copyrighted interests, including any renewals thereof, but will not include any rights in any trademarks, trade names, service marks, logos and the goodwill associated therewith.

A-47.	“IPO Date” shall have the meaning set forth in Section 1.7 of the Note.

A-48.	“Joint Technology” means any (a) Technology that is first conceived or reduced to practice by one or more of ArcSoft’s employees with one or more of Zoran’s employees; provided in the case of a patentable invention that a party’s contribution to such invention shall meet the requirements for joint invention under United States law, or (b) joint work of authorship fixed in a tangible medium of expression prepared by one or more of ArcSoft’s employees with one or more of Zoran’s employees with the intention that their contributions be merged into inseparable or interdependent parts of a unitary whole. The term “Joint Technology” does not include Zoran Technology or ArcSoft Technology

A-49.	“Jointly Developed Software Applications” means software for which both parties contribute code and/or ideas for use on any product.

A-50.	“Licensed MaestroLink IP Core Technology” means Zoran’s intellectual property core (“IP Core”) technology in the First IC Product, as further described on Schedule C (“Licensed MaestroLink Firmware and Licensed MaestroLink IP Core Technology”) to the Core Technology License Agreement. The Licensed MaestroLink IP Core Technology shall also include the Related MaestroLink IP Core Technology and the Licensed MaestroLink Firmware.

A-51.	“Licensed MaestroLink IC Design” means Zoran’s MaestroLink integrated circuit design as developed by HCL for Zoran in existence on the Effective Date and any Derivatives thereof developed by Zoran after the Effective Date and Joint Technology related thereto, as further described on Schedule D (“Licensed MaestroLink IC Design”) of the Core Technology License Agreement.

A-52.	“Licensed MaestroLink Firmware” means Zoran’s proprietary MaestroLink firmware in existence on the Effective Date and any Derivatives thereof developed by Zoran after the Effective Date and Joint Technology related thereto, as further described on Schedule C (“Licensed MaestroLink Firmware and Licensed MaestroLink IP Core Technology”) to the Core Technology License Agreement.

A-53.	“Licensed MaestroLink Software” means the software owned by Zoran that runs on personal computers to operate with the MaestroLink IC Product in existence on the Effective Date and any Derivatives thereof developed by Zoran after the Effective Date and Joint Technology related thereto, as further described on Schedule B (“Licensed MaestroLink Software”) to the Core Technology License Agreement.

A-54.	“Licensing Companies” means a company in the business of developing and administering patent licensing programs and/or patent pools.

ArcSoft/Zoran Confidential Master Agreement Definitions

A-55.	“MaestroLink Deliverables” means ArcSoft’s required deliverables to Zoran in furtherance of ArcSoft’s development of the MaestroLink Technology as set forth in the Development Plan.

A-56.	“MaestroLink Equipment” means the equipment listed on Schedule A (“MaestroLink Equipment”) to the Equipment Transfer Agreement.

A-57.	“MaestroLink IC Product” means integrated circuit products designed by or for ArcSoft incorporating the MaestroLink IC Design.

A-58.	“MaestroLink IP Core Technology” means, collectively, the Licensed MaestroLink IP Core Technology and the Modified MaestroLink IP Core Technology

A-59.	“MaestroLink IC Design” means, collectively, the Licensed MaestroLink IC Design and the Modified MaestroLink IC Design

A-60.	“MaestroLink Software” means, collectively, the Licensed MaestroLink Software and the Modified MaestroLink Software.

A-61.	“MaestroLink Specifications” means the functional specifications for the MaestroLink IC Products and the MaestroLink Software attached to the Development Agreement as Schedule B.

A-62.	“MaestroLink Technology” means, collectively, the MaestroLink Software, the MaestroLink IP Core Technology and the MaestroLink IC Design.

A-63.	“MaestroLink Unique IC Products” means (a) the elements of the MaestroLink IC Products, including, without limitation, the Technology of Third Parties, but excluding the Licensed MaestroLink IP Core Technology and the Licensed MaestroLink IC Design, and (b) the MaestroLink Software, excluding the Licensed MaestroLink Software developed by Zoran.

A-64.	“Material Adverse Effect” with respect to ArcSoft, means a material adverse effect on the business, assets (including intangible assets), financial condition, properties, liabilities, results of operations or prospects of ArcSoft.

A-65.	“Maturity Date” shall have the meaning set forth in Section 2.1 of the Note.

A-66.	“MedioStream Software” means the software owned or licensed by MedioStream, Inc. that runs on personal computers to operate with the MaestroLink IC Product in existence on the Effective Date and any Derivatives thereof developed by Zoran or licensed to Zoran by MedioStream, Inc. after the Effective Date.

A-67.	“MFN Price” means (a) for MaestroLink Software sold separately, the lowest price charged by ArcSoft to a similarly situated customer within the applicable calendar quarter, and (b) for MaestroLink Software that is not sold separately but is bundled within an integrated circuit product, a price mutually agreed upon by the parties, and if no such agreement is reached within thirty (30) days, then the MFN Price shall be calculated based on ten percent (10%) of the Net Sales Price of the product which includes the MaestroLink Software, as applicable.

A-68.	“Modified MaestroLink IC Design” means Derivatives developed under the Transaction Agreements by or for ArcSoft (except the Joint Technology) to the Licensed MaestroLink IC Design.

A-69.	“Modified MaestroLink IP Core Technology” means Derivatives developed under the Transaction Agreements by or for ArcSoft (except the Joint Technology) to the Licensed MaestroLink IP Core Technology. The Licensed MaestroLink IP Core Technology shall also include the Modified MaestroLink Firmware the Derivatives developed under the Agreement by or for ArcSoft (except the Joint Technology) to the Related MaestroLink IP Core Technology.

ArcSoft/Zoran Confidential Master Agreement Definitions

A-70.	“Modified MaestroLink Firmware” means Derivatives developed under the Transaction Agreements by or for ArcSoft (except the Joint Technology) to the Licensed MaestroLink Firmware.

A-71.	“Modified MaestroLink Software” means Derivatives developed under the Transaction Agreements by or for ArcSoft (except the Joint Technology) to the Licensed MaestroLink Software.

A-72.	“Net Sales Price” means the gross amount invoiced by ArcSoft for the sale of a product to a customer less the following reasonable and customary deductions to the extent applicable to such sales: (a) all trade, cash and quantity credits, discounts and refunds; (b) actual freight, packing and insurance cost to ArcSoft or its licensees for shipment of the product to the customer; and (c) amounts for claims, allowances or credits for returns, in each case to the extent actually allowed to and taken by such customer.

A-73.	“New IC Product” means a MaestroLink IC Product developed by or for ArcSoft that is sold in commercial quantities to Third Parties, but that is not a First IC Product or Related IC Product.

A-74.	“Note” means the Convertible Promissory Notes of ArcSoft in the form attached as Exhibit E (“Convertible Promissory Note”) to this Master Agreement to be executed and delivered to Zoran in consideration for cash advances at the times specified in this Master Agreement

A-75.	“Note Amount” means Four Million Dollars ($4,000,000).

A-76.	“Notice of Intent” shall have the meaning set forth in Section 8.2.2 of the Master Agreement.

A-77.	“Object Code” means computer programming code in binary form that is directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly.

A-78.	“Option” shall have the meaning set forth in Section 7.2 of the Master Agreement.

A-79.	“Option Shares” shall have the meaning set forth in Section 7.3 of the Master Agreement.

A-80.	“Other Companies” shall have the meaning set forth in Section 8.2.2 of the Master Agreement.

A-81.	“Patent Rights” means all of the following to the extent claiming, covering or encompassing any invention, including: (a) all patents, utility models, certificates of invention and other governmental grants for the protection of inventions anywhere in the world and all reissues, renewals, re-examinations and extensions thereof; (b) all applications for any of the foregoing including without limitation any international, provisional, divisional, continuation, continuation-in-part, and continuing prosecution applications; and (c) all rights in, arising out of, or associated with any of the foregoing anywhere in the world.

A-82.	“Patent Rights License” shall have the meaning set forth in Section 2.1.1 of the Core Technology License Agreement.

A-83.	“Paid Party” shall have the meaning set forth in Section 9.3 of the Master Agreement.

A-84.	“Paying Party” shall have the meaning set forth in Section 9.3 of the Master Agreement.

A-85.	“Prohibited Assignee” means any entity that develops, manufactures or sells integrated circuits in the consumer electronics field from which such entity and all of its Affiliates receives Fifty Million Dollars ($50,000,000) or more per year.

A-86.	“Project Manager” shall have the meaning set forth in Section 15.1.1 of the Master Agreement.

ArcSoft/Zoran Confidential Master Agreement Definitions

A-87.	“Related IC Product” means a MaestroLink IC Product developed by or for ArcSoft that is sold in commercial quantities to Third Parties and in which the die size is ninety percent (90%) the same as the First IC Product not including I/Os.

A-88.	“Related MaestroLink IP Core Technology” means Derivatives of Zoran’s IP cores produced by Zoran, as further described on Schedule C (“Licensed MaestroLink Firmware and Licensed MaestroLink IP Core Technology”) to the Core Technology License Agreement in which the die size is ninety percent (90%) the same as the First IC Product not including I/Os.

A-89.	“Release Event” shall have the meaning set forth in Section 7.3 of the Core Technology License Agreement.

A-90.	“Right of First Announcement Term” shall have the meaning set forth in Section 8.2.2 of the Master Agreement.

A-91.	“RMA” shall have the meaning set forth in Section 12 of the IC Production and Sales Agreement.

A-92.	“Second Major Milestone” means (a) complete beta functionality of the MaestroLink Software and (b) completed full verification and board and system development of the MaestroLink IC Product.

A-93.	“Securities Act” shall have the meaning set forth in Section 7.6.1 of the Master Agreement.

A-94.	“Source Code” means that form of software that is written and understood by human programmers but that must be compiled into Object Code form and, where applicable, linked with other object modules to enable execution by a computer system.

A-95.	“Strategic Ports” means the ported applications resulting from ArcSoft’s strategic porting obligations as set forth in Section 8.2.1 of the Master Agreement.

A-96.	“Support Services” means the ArcSoft support services set forth on Schedule C (“Support Services”) of the Development Agreement.

A-97.	“Technology” means any and all technical information and/or materials, including, without limitation, ideas, techniques, designs, sketches, drawings, models, inventions, know-how, processes, apparatus, methods, equipment, algorithms, software programs, data, software source documents, other works of authorship, formulae and information concerning engineering, research, experimental work, development, design details and specifications.

A-98.	“Third Major Milestone” means (a) completed quality assurance of the gold master version of the MaestroLink Software and mass production readiness of the MaestroLink IC Product and (b) manufacturing readiness of the board and system.

A-99.	“Third Party” means any individual or entity that is neither Zoran, a Zoran Affiliate, ArcSoft nor an ArcSoft Affiliate. When an entity ceases to meet the standards to be an Affiliate, it shall be considered to be a Third Party.

A-100.	“Third Party Contract Manufacturer” means TSMC, Ltd., or another third party contract manufacturer designated by Zoran in writing.

A-101.	“Transaction Agreements” means, collectively, this Master Agreement, the Core Technology License Agreement, the Development Agreement, the Equipment Transfer Agreement and the IC Production and Sales Agreement.

A-102.	“Unit” means the form in which the product is most frequently sold to a customer which could be as a single integrated circuit or Chipset.

A-103.	“Version” shall have the meaning set forth in Section 8.2.2 of the Master Agreement.

ArcSoft/Zoran Confidential Master Agreement Definitions

A-104.	“Zoran Affiliate” means an entity controlled by Zoran. For these purposes, “control” shall mean the right, either directly or indirectly, to control the vote of the securities or otherwise elect the majority of the board of directors or similar management of an entity. Further, for these purposes, ownership of more than fifty percent (50%) of the voting securities needed to elect the board of directors or similar management of an entity shall be deemed to be control.

A-105.	“Zoran Deliverables” means Zoran’s required deliverables to ArcSoft in furtherance of ArcSoft’s development of the MaestroLink Technology as set forth in the Development Plan.

A-106.	“Zoran Indemnitees” shall have the meaning set forth in Section 13.1.1 of the Master Agreement.

A-107.	“Zoran IPR” means Intellectual Property Rights in (a) Licensed MaestroLink IP Core Technology, (b) Licensed MaestroLink IC Design and (c) Licensed MaestroLink Software that is either owned by Zoran or Zoran Affiliates or sublicensable to ArcSoft without payment of a fee to Third Parties.

A-108.	“Zoran Major Customer” means a customer of Zoran that either (a) purchased at least ten thousand (10,000) units of Zoran Products within the preceding twelve (12) months, or (b) is listed on a list of Zoran Major Customers whom Zoran has engaged for the sale of Zoran Products, which list shall be provided by Zoran to ArcSoft promptly after the Effective Date, and updated by Zoran on a monthly basis at Zoran’s sole discretion.

A-109.	“Zoran Patent Rights” means Patent Rights set forth in Schedule A (“Zoran Patent Rights”) of the Core Technology License Agreement, as such schedule will be updated by Zoran upon filing with the applicable filing application number.

A-110.	“Zoran Products” means products (including, without limitation, software and hardware) designed by or for Zoran. Except for the First IC Product, Zoran Products may integrate the MaestroLink IP Core Technology and the MaestroLink IC Design.

A-111.	“Zoran Proposal” shall have the meaning set forth in Section 8.2.3 of the Master Agreement.

A-112.	“Zoran Technology” means the Licensed MaestroLink IP Core Technology, the Licensed MaestroLink IC Design and the Licensed MaestroLink Software.

A-113.	“Zoran Trade Secrets” shall mean the trade secrets, know-how, and technical information (whether or not patentable or secret or confidential) useful in the design, making or use of the Licensed MaestroLink Software and/or the MaestroLink IC Products.

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ArcSoft/Zoran Confidential Master Agreement Definitions

Exhibit B

Development Agreement

ArcSoft/Zoran Confidential Development Agreement

DEVELOPMENT AGREEMENT

This DEVELOPMENT AGREEMENT (“Development Agreement”), executed on March 31, 2004, is made by and between Zoran Corporation, a Delaware corporation with its principal place of business at 1390 Kifer Road, Sunnyvale, California 94086 (“Zoran”), and ArcSoft, Inc., a California corporation with its principal place of business at 46601 Fremont Boulevard., Fremont, California 94538 (“ArcSoft”).

BACKGROUND

WHEREAS, Zoran and ArcSoft have entered into a Master Agreement dated March 31, 2004 (“Master Agreement”) that governs the relationship between the parties generally with respect to the continued development of the “MaestroLink” technology; and

WHEREAS, the parties now desire to set forth terms that, among other things, apply more specifically to the continued development and collaboration by the parties with respect to the continued development of the “MaestroLink” technology.

NOW, THEREFORE, in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between Zoran and ArcSoft as follows:

AGREEMENT

1. Definitions. Unless otherwise defined in this License Agreement, all capitalized terms shall be as defined in Exhibit A (“Definitions”) of the Master Agreement.

2. Development of the MaestroLink Deliverables

2.1 Development Plan and Development Effort

2.1.1 Development Obligations. ArcSoft shall develop and deliver the MaestroLink Deliverables to Zoran completing the development of the MaestroLink IC Product and the MaestroLink Software in accordance with the MaestroLink Specifications and the Development Schedule.

2.1.2 Time Frames. ArcSoft acknowledges and agrees that time is of the essence for the performance of development services hereunder and that the full and timely performance of all development services hereunder is a material condition of this Development Agreement. Notwithstanding the foregoing, the due date for any MaestroLink Deliverable, the performance of which was delayed on account of failure of Zoran to complete any of its prerequisite obligations in timely fashion, shall be extended by one (1) day for each day of Zoran’s lateness, except to the extent Zoran’s lateness is due to an act or omission of ArcSoft. Further, the due date for any deliverable to be provided by Zoran to ArcSoft under the Development Plan, performance of which was delayed on account of failure of ArcSoft to complete any of its prerequisite obligations in timely fashion, shall be extended by one (1) day for each day of ArcSoft’s lateness. Any such extension of time for Zoran’s performance hereunder shall be in addition to any other rights or remedies of Zoran, whether available under this Development Agreement, at law or in equity.

2.2 Zoran Deliverables. Zoran shall provide the Zoran Deliverables to ArcSoft as set forth in the Development Plan.

2.3 Development Plan. ArcSoft and Zoran shall cooperate in good faith to develop the Development Plan. ArcSoft shall submit the finalized Development Plan to Zoran for Zoran’s written approval no later than thirty (30) days after the Effective Date, except that the parties shall agree on the milestone dates for the First Major Milestone, Second Major Milestone and Third Major Milestone within twenty-one (21) days after the Effective Date. ArcSoft acknowledges and agrees that time is of the essence for the development of the Development Plan hereunder and that the full and timely development of the Development Plan is a material condition of this Development Agreement. The following procedure shall apply to the approval of the Development Plan. If Zoran approves ArcSoft’s proposed Development

1	ArcSoft/Zoran Confidential Development Agreement

Plan in writing, then the Development Plan will be attached as Schedule A of this Development Agreement. If Zoran rejects the proposed Development Plan by providing a description of the reasons for rejection in writing, ArcSoft shall submit a corrected version of the Development Plan, as appropriate, no later than thirty (30) days from the notice of rejection. Any corrected Development Plan submitted to Zoran by ArcSoft shall be subject to the approval procedure set forth in this Section 2.3.

2.4 Changes. Either party may propose changes to the MaestroLink Specifications, and/or the Development Plan. No suggested change will be effective and binding on the parties unless agreed upon in writing by both parties. Upon written agreement of the parties, the written modifications shall be deemed incorporated herein as part of this Development Agreement.

2.5 Acceptance by Zoran

2.5.1 Except with respect to the approval of the Development Plan (which is subject to Section 2.3 above), upon the delivery of each MaestroLink Deliverable to Zoran, Zoran will review the applicable Deliverable to determine whether such MaestroLink Deliverable conforms to the applicable Acceptance Criteria. Zoran will accept or reject each MaestroLink Deliverable within thirty (30) days after delivery and will give ArcSoft written notice of acceptance or rejection thereof. If Zoran fails to accept or reject a MaestroLink Deliverable within the specified time period, then the MaestroLink Deliverable will be deemed accepted. If a MaestroLink Deliverable does not conform to the applicable Acceptance Criteria, Zoran shall reject the MaestroLink Deliverable and provide notice to ArcSoft describing the Deficiencies.

2.5.2 Within thirty (30) days of receiving each report regarding Deficiencies, ArcSoft shall use commercially reasonable efforts to correct the Deficiencies so that the MaestroLink Deliverable conforms to the applicable Acceptance Criteria. If ArcSoft has not resubmitted such corrected MaestroLink Deliverable within such thirty (30) day period, then ArcSoft shall promptly submit to Zoran an immediate corrective action plan with a detailed description of the proposed correction of the Deficiency and a date of resubmission, which date shall be as soon as is commercially practicable. Upon the correction of each Deficiency, ArcSoft shall deliver the corrected Deliverable to Zoran, at ArcSoft’s expense, which corrected MaestroLink Deliverable shall be subject to the approval procedure set forth in this Section 2.5.

2.5.3 The procedure set forth in Sections 2.5.1 and 2.5.2 above will be repeated with respect to a revised MaestroLink Deliverable to determine whether it is acceptable to Zoran as provided in Section 2.5.1 above, unless and until Zoran issues a written final rejection of the revised MaestroLink Deliverable after rejecting the MaestroLink Deliverable on at least three (3) prior occasions. If Zoran rejects a MaestroLink Deliverable after three (3) or more correction attempts by ArcSoft, then Zoran may immediately terminate this Development Agreement upon written notice to ArcSoft; provided that the parties have abided by the dispute resolution process set forth in Section 15 of the Master Agreement.

2.6 Acceptance by ArcSoft

2.6.1 Upon the delivery of each Zoran Deliverable to ArcSoft, ArcSoft will review the applicable Zoran Deliverable to determine whether such Zoran Deliverable conforms to the applicable Acceptance Criteria. ArcSoft will accept or reject each Zoran Deliverable within thirty (30) days after delivery and will give Zoran written notice of acceptance or rejection thereof. If ArcSoft fails to accept or reject a Zoran Deliverable within the specified time period, then the Zoran Deliverable will be deemed accepted. If a Zoran Deliverable does not conform to the applicable Acceptance Criteria, ArcSoft shall reject the Zoran Deliverable and provide notice to Zoran describing the Deficiencies.

2.6.2 Within thirty (30) days of receiving each report regarding Deficiencies, Zoran shall use commercially reasonable efforts to correct the Deficiencies so that the Zoran Deliverable conforms to the applicable Acceptance Criteria. If Zoran has not resubmitted such corrected Zoran Deliverable within such thirty (30) day period, then Zoran shall promptly submit to ArcSoft an immediate corrective action plan with a detailed description of the proposed correction of the Deficiency and a date of

2	ArcSoft/Zoran Confidential Development Agreement

resubmission, which date shall be as soon as is commercially practicable. Upon the correction of each Deficiency, Zoran shall deliver the corrected Zoran Deliverable to ArcSoft, at Zoran’s expense, which corrected Zoran Deliverable shall be subject to the approval procedure set forth in this Section 2.6.

2.6.3 The procedure set forth in Sections 2.6.1 and 2.6.2 above will be repeated with respect to a revised Zoran Deliverable to determine whether it is acceptable to ArcSoft as provided in Section 2.6.1 above, unless and until ArcSoft issues a written final rejection of the revised Zoran Deliverable after rejecting the Zoran Deliverable on at least three (3) prior occasions. If ArcSoft rejects a Zoran Deliverable after three (3) or more correction attempts by Zoran, then ArcSoft may immediately terminate this Development Agreement upon written notice to Zoran; provided that the parties have abided by the dispute resolution process set forth in Section 15 of the Master Agreement.

2.7 ArcSoft Technical Assistance, Support and Training. Until the final written acceptance by Zoran of every Deliverable under the Development Plan, ArcSoft shall, at Zoran’s reasonable request, make available to Zoran, at no additional cost to Zoran, on-going technical assistance to assist Zoran or its authorized sublicensees under the License Agreement to use such Deliverable to manufacture the MaestroLink IC Product and develop the MaestroLink Software. ArcSoft will provide Support Services, including level 2 and level 3 support and training to Zoran for the MaestroLink Deliverables, as mutually agreed upon in writing by the parties no later than thirty (30) days after the Effective Date, to be attached hereto as Schedule C of this Development Agreement. For purposes of this Section 2.7, “level 2” and “level 3” support shall mean engineering support provided directly to Zoran. In addition to Support Services by ArcSoft that is required under this Development Agreement, ArcSoft shall use good faith efforts to work with Zoran to make modifications to the MaestroLink Deliverable requested by Zoran following the first commercial shipment of the MaestroLink IC Products by Zoran to address concerns or complaints of Zoran’s customers. Such modifications shall be (a) subject to the availability of ArcSoft personnel, and (b) provided by ArcSoft at ArcSoft’s then-current rates for such services. The parties shall mutually agree in writing on the terms and conditions, and the scope and the delivery dates of such MaestroLink Deliverables modifications undertaken by ArcSoft.

2.8 Zoran Technical Assistance. Upon the written request of ArcSoft, Zoran will provide integrated circuit operation services for producing the MaestroLink IC Product with its Third Party Contract Manufacturer. Zoran will provide services to (a) produce the mask set and (b) characterize the MaestroLink IC Product as described in Schedule D hereto at ***. In addition, ArcSoft will pay Zoran an additional fee for operation services described in Schedule D hereto at *** of the cost of any parts acquired by Zoran for ArcSoft; provided, however ArcSoft will pay a minimum of *** for each three hundred sixty-five (365) day period after the Effective Date, whether or not any services are used, which payment shall be due at the rate of *** per month until ArcSoft terminates such services (this minimum amount shall be pro-rated for any part of the period less than a full three hundred sixty-five (365) day period). Zoran will invoice ArcSoft for such services and fees for each calendar month and the invoices shall be due thirty (30) days after the invoice date.

2.9 OEM Support. The parties acknowledge and agree that as between ArcSoft and Zoran: (a) ArcSoft shall be responsible for providing technical support to all OEM licensees of the MaestroLink Technology related to software issues, and (b) Zoran shall be responsible for providing technical support to all OEM licensees of the MaestroLink Technology related to hardware and firmware issues. The nature and amount of this support shall be agreed upon by the parties in writing within thirty (30) days after the Effective Date and the parties shall attach such agreement to this Development Agreement as Schedule E.

2.10 ArcSoft Performance and Deliverables. ArcSoft represents and warrants that it shall perform all services provided to Zoran hereunder in a professional and workmanlike manner, with the degree of skill and care that is required by current, good and sound professional procedures and practices. ArcSoft agrees to commit sufficient personnel and resources to meet the Development Plan. ArcSoft further represents and warrants that it will complete its MaestroLink Deliverables in accordance with the MaestroLink Specifications and all other applicable documentation.

*** CONFIDENTIAL MATERIAL REDACTED AND

SEPARATELY FILED WITH THE COMMISSION

3	ArcSoft/Zoran Confidential Master Agreement

2.11 Zoran Performance. Zoran represents and warrants that it shall perform all services provided to ArcSoft hereunder in a professional and workmanlike manner, with the degree of skill and care that is required by current, good and sound professional procedures and practices. Zoran agrees to commit sufficient personnel and resources to meet its obligations under the Development Plan.

2.12 Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2.10 AND 2.11 ABOVE AND AS INCORPORATED BY SECTION 7 BELOW, EACH PARTY EXPRESSLY DISCLAIMS ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SERVICES PERFORMED HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

3. Joint Reference Designs. The parties will work to develop joint reference designs of MaestroLink Technology-enabled consumer electronic devices in accordance with the Development Plan.

4. Ownership. The ownership provisions governing development performed under this Agreement are set forth in the Core Technology License Agreement.

5. Other Rights and Obligations of the Parties

5.1 Availability of Facilities. Each party shall use reasonable commercial efforts to make available to the other party during such party’s normal business hours appropriate facilities, personnel, hardware and object code version of software for any development, functional testing, integration and/or interoperability testing purposes as may be required hereunder. Each party shall comply with all standard safety and security rules and regulations then in effect while on the other party’s premises.

5.2 Insurance. At all times during the term of this Development Agreement and for a period of three (3) years thereafter, each party shall be solely responsible for maintaining, and requiring its employees, contractors and agents to maintain such adequate health, auto, workers’ compensation, unemployment compensation, disability, liability and any other type of insurance, as is required by law or as is the common practice in each party’s trade or business, whichever affords greater coverage. Upon request, each party shall provide the other party with certificates of insurance evidencing such coverage.

6. Term and Termination

6.1 Term. This Agreement shall commence upon the Effective Date and shall continue unless earlier terminated by either party as provided in this Development Agreement.

6.2 Termination

6.2.1 Termination for Cause. If any material breach of this Development Agreement continues after forty-five (45) days written notice of said breach by the non-breaching party to the breaching party, then this Development Agreement shall immediately terminate, subject to the terms of the dispute resolution procedure set forth in Section 15 of the Master Agreement. Notwithstanding the foregoing, the failure of the parties agree on the Development Plan within the timeframes set forth in this Development Agreement shall be deemed to be a material breach hereof, for which either party may terminate this Agreement in accordance with this Section 6.2.1.

6.2.2 Termination of Other Transaction Agreements. This Development Agreement shall be immediately terminated upon any termination of the Master Agreement. Termination of this Development Agreement shall immediately terminate the Master Agreement and, thus, the other Transaction Agreements.

6.2.3 Obligations on Termination. Termination of this Development Agreement for any reason shall not release any party hereto from any liability that, at the time of such

4	ArcSoft/Zoran Confidential Development Agreement

termination, has already accrued to the other party or that is attributable to a period prior to such termination nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Development Agreement.

6.2.4 Survival. The following Sections shall survive any termination or expiration of this Development Agreement: 1 (“Definitions”); 2.11 (“Warranty Disclaimer”); 4 (“Ownership”); 6.2.3 (“Obligations on Termination”); 6.2.4 (“Survival”); and 7 (“Incorporation of Certain Terms from the Master Agreement”).

7. Incorporation of Certain Terms from the Master Agreement. The following Sections of the Master Agreement are hereby incorporated in this Development Agreement by reference and made a part hereof: 1 (“Definitions”); 9 (“Payments”); 11 (“Confidentiality”); 12 (“Representations and Warranties”); 13 (“Indemnification”); 14 (“Limitations of Liability”); 15 (“Project Management and Dispute Resolution”); and 17 (“Miscellaneous”).

[Remainder of this page intentionally left blank]

5	ArcSoft/Zoran Confidential Development Agreement

IN WITNESS WHEREOF, the parties have caused this Development Agreement to be executed by its duly authorized representatives and delivered in duplicate originals as of the date first above written.

ZORAN CORPORATION

By:	/s/ Karl Schneider
Name:	Karl Schneider
Title:	CFO

ARCSOFT, INC.

By:	/s/ Todd Rumaner
Name:	Todd Rumaner
Title:	SVP

35	ArcSoft/Zoran Confidential Development Agreement

Exhibit C

Core Technology License Agreement

ArcSoft/Zoran Confidential Core Technology License Agreement

CORE TECHNOLOGY LICENSE AGREEMENT

This CORE TECHNOLOGY LICENSE AGREEMENT (“License Agreement”), executed on March 31, 2004 and effective as of the Effective Date, is made by and between Zoran Corporation, a Delaware corporation with its principal place of business at 1390 Kifer Road, Sunnyvale, California 94086 (“Zoran”), and ArcSoft, Inc., a California corporation with its principal place of business at 46601 Fremont Boulevard, Fremont, California 94538 (“ArcSoft”).

BACKGROUND

WHEREAS, Zoran and ArcSoft have entered into a Master Agreement dated March 31, 2004 (“Master Agreement”) that governs the relationship between the parties generally with respect to the continued development of Zoran’s “MaestroLink” hardware and software technology;

WHEREAS, Zoran wishes to license certain patent rights and certain software to ArcSoft in order to develop and promote the MaestroLink Technology and pay royalties to Zoran for such licenses; and

WHEREAS, ArcSoft agrees to license its improvements back to Zoran.

NOW, THEREFORE, in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between Zoran and ArcSoft as follows:

AGREEMENT

1. Definitions. Unless otherwise defined in this License Agreement, all capitalized terms shall be as defined in Exhibit A (“Definitions”) of the Master Agreement.

2. Licenses Granted to ArcSoft

2.1 Zoran Patent Rights and Zoran Trade Secrets

2.1.1 Grant to Zoran Patent Rights and Zoran Trade Secrets. Subject to the terms of this License Agreement, including, without limitation, the restriction set forth in Section 2.6 below, Zoran hereby grants to ArcSoft an exclusive, non-transferable (except as set forth in Section 17.8 of the Master Agreement), worldwide, royalty-bearing right and license under the Zoran Patent Rights and the Zoran Trade Secrets, without the right to sublicense, during the term of this License Agreement to make, have made, use, sell, offer for sale and import the MaestroLink IC Products in the Applications Field (“Patent Rights License”); provided, however, that ArcSoft may only exercise the “have made” rights under this license with respect to products that (a) are designed wholly or primarily by ArcSoft for its own products and not for use and/or sale by Third Parties and (b) will be distributed under trademarks or tradenames owned by ArcSoft; provided further that ArcSoft may sublicense these rights to the extent required to exercise its rights under Section 2.3.1.

2.1.2 Industry Standards Body and Licensing Companies Sublicense. During the term of this License Agreement, the parties shall use commercially reasonable efforts to promote the MaestroLink Technology as an industry standard. After reasonable discussions with ArcSoft, Zoran may, in its reasonable discretion, choose to license the Zoran Patent Rights and the Zoran Trade Secrets to an Industry Standards Body and/or a Licensing Company, for further sublicensing within a patent pool. The exclusivity set forth in Section 2.1.1 above shall be limited to permit the foregoing upon the date that Zoran grants such license. All revenues generated from sublicenses granted by ArcSoft under this Section 2.1.2 shall be distributed between the parties as set forth in Section 6.3 below.

2.1.3 License Restrictions. Except for the licenses provided above, Zoran retains all rights to the Zoran Patent Rights and the Zoran Trade Secrets.

ArcSoft/Zoran Confidential Core Technology License Agreement

2.1.4 Retention of Rights. Notwithstanding anything to the contrary, Zoran shall retain the absolute right to use the Zoran Patent Rights and the Zoran Trade Secrets in connection with Zoran’s manufacture and sale of the Zoran Products in all fields.

2.2 Representations. Nothing in this License Agreement shall be construed as:

(a) a warranty or representation by Zoran as to the validity or scope of any Zoran Patent Right; or

(b) a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this License Agreement is or will be free from infringement of patents of Third Parties; or

(c) granting by implication, estoppel, or otherwise any licenses or rights under patents of Zoran other than the Zoran Patent Rights.

Except as expressly provided in Sections 12.2 and 13.2 of the Master Agreement, Zoran makes no representations, extends no warranties of any kind, either express or implied that the use, sale, or other disposition by ArcSoft or its purchasers or other transferees of products incorporating or made by use of the rights licensed under this License Agreement violates any Intellectual Property Rights of any Third Party.

2.3 Licensed MaestroLink Software

2.3.1 Grant to Licensed MaestroLink Software. Subject to the terms of this License Agreement, including, without limitation, the restriction set forth in Section 2.6 below, Zoran hereby grants to ArcSoft an exclusive, non-transferable (except as set forth herein), worldwide, sublicensable (only to ArcSoft contractors who have a need to access the Source Code to fulfill their contracting obligations to ArcSoft) and royalty-bearing right and license in the Application Field under the Zoran IPR in the Licensed MaestroLink Software, during the term of this License Agreement to: (a) use internally the Source Code and Object Code forms of the Licensed MaestroLink Software; (b) modify the Source Code form of the Licensed MaestroLink Software solely to create derivative works from, modifications to, and improvements to, the Licensed MaestroLink Software; (c) reproduce the Licensed MaestroLink Software, including, without limitation, the Source Code form, thereof, solely as necessary to exercise the rights in (a) and (b) above; (d) combine the Licensed MaestroLink Software or portions thereof in Object Code form with the Modified MaestroLink Software in Object Code form; and (e) reproduce, distribute, market, license and otherwise commercialize and exploit the Licensed MaestroLink Software or portions thereof in Object Code form with the right to sublicense through multiple tiers of sublicensees solely for use on personal computers for use with MaestroLink IC Products. ArcSoft and its distributors may distribute and license the Licensed MaestroLink Software solely in Object Code form as combined with the Modified MaestroLink Software in Object Code form, as set forth in this Section 2.3.1, to end-user customers only pursuant to a written agreement (“End User License Agreement”), the form and substance of which End User License Agreement to be mutually agreed upon in writing by the parties no later than thirty (30) days after the Effective Date. Upon the written request of ArcSoft, Zoran will negotiate in good faith the right to sublicense the rights to Third Parties for use with products developed by such Third Parties based on MaestroLink Technology within thirty (30) days of receipt of such request.

2.3.2 License Restrictions. ArcSoft may only disclose and allow access to the Source Code form of the Licensed MaestroLink Software to its authorized employees in its engineering department or its contractors who have a need to access the Source Code to fulfill their employment or contracting obligations to ArcSoft. During the term of the license granted in Section 2.3.1 above, ArcSoft shall not have the right to bring suit to enforce the copyrights in the Licensed MaestroLink Software against Third Parties.

2.3.3 MedioStream Software. Zoran will use commercially reasonable efforts to negotiate an agreement with MedioStream, Inc. that will permit ArcSoft to use the MedioStream

ArcSoft/Zoran Confidential Core Technology License Agreement

Software with the MaestroLink Technology for a period of at least one (1) year after the effective date of such agreement. ArcSoft agrees to pay fifty percent (50%) of any payments that Zoran is required to pay to MedioStream, Inc. under such agreement. If Zoran is successful in executing such an agreement with MedioStream, Inc., then the Licensed MaestroLink Software shall be deemed to include the MedioStream Software.

2.4 Licensed MaestroLink IP Core Technology. Subject to the terms of this License Agreement, including, without limitation, the restriction set forth in Section 2.6 below, Zoran hereby grants to ArcSoft a non-exclusive, non-transferable (except as set forth herein), worldwide, royalty-free right and license in the Application Field under the Zoran IPR in the Licensed MaestroLink IP Core Technology during the term of this License Agreement to make, have made, use, reproduce, modify, have modified, and prepare derivative works from the Licensed MaestroLink IP Core Technology solely for the purpose of developing the Modified MaestroLink IP Core Technology, and integrating the Licensed MaestroLink IP Core Technology and the Modified MaestroLink IP Core Technology into MaestroLink IC Products. Additionally, Zoran agrees that ArcSoft shall have the right to sublicense the rights granted in this Section 2.4 to Third Parties for use with products developed by such Third Parties based on MaestroLink Technology. ArcSoft acknowledges and agrees that it shall be solely responsible for obtaining a license to the third party IP core technology listed on Schedule C (“Licensed MaestroLink Firmware and Licensed MaestroLink IP Core Technology”) hereto.

2.5 Licensed MaestroLink IC Design. Subject to the terms of this License Agreement, including, without limitation, the restriction set forth in Section 2.6 below, Zoran hereby grants to ArcSoft a non-exclusive, non-transferable (except as set forth herein), worldwide, royalty-bearing right and license in the Application Field under the Zoran IPR in the Licensed MaestroLink IC Design during the term of this License Agreement to make, have made, use, reproduce, modify, have modified, and prepare derivative works from the Licensed MaestroLink IC Products solely for the purpose of having the Licensed MaestroLink IC Design and the Modified MaestroLink IC Design incorporated into integrated circuits designed by ArcSoft.

2.6 Restriction. The licenses granted under Sections 2.1 and 2.3 above shall not be exclusive until the first to occur of (a) Zoran’s acceptance of the final Deliverables as set forth in the Development Agreement in accordance with Section 2.6 therein, or (b) ArcSoft’s closing of an Initial Public Offering. Zoran covenants not to grant such licenses to Third Parties for a period of one (1) year from the Effective Date.

3. Licenses Granted to Zoran

3.1 Modified MaestroLink IP Core Technology and Modified MaestroLink IC Design. ArcSoft hereby grants to Zoran a perpetual, irrevocable, royalty-free, non-exclusive, non-transferable (except as set forth herein), worldwide license, with the right to sublicense through multiple tiers of sublicensees, under the ArcSoft IPR in the Modified MaestroLink IP Core Technology and Modified MaestroLink IC Design to make, have made, use, reproduce, modify, have modified, and prepare derivative works from the Modified MaestroLink IP Core Technology and Modified MaestroLink IC Design in any MaestroLink IC Product. Additionally, ArcSoft hereby grants to Zoran a perpetual, irrevocable, royalty-bearing, non-exclusive, non-transferable (except as set forth herein), worldwide license, with the right to sublicense through multiple tiers of sublicensees, under the ArcSoft IPR in the Modified MaestroLink IP Core Technology and Modified MaestroLink IC Design to make, have made, use, reproduce, modify, have modified, and prepare derivative works from the Modified MaestroLink IP Core Technology and Modified MaestroLink IC Design in any Zoran Product other than a MaestroLink IC Product. Zoran shall pay a royalty to ArcSoft to exercise the license in the foregoing sentence to be negotiated in good faith by the parties, but in no event under pricing terms less favorable to Zoran as ArcSoft provides any other customer.

3.2 ArcSoft Base Technology. To the extent authorized under the Development Plan, ArcSoft may incorporate ArcSoft Base Technology into the ArcSoft Developments ; provided,

ArcSoft/Zoran Confidential Core Technology License Agreement

however, that ArcSoft shall provided Zoran with reasonable notice prior to incorporating any ArcSoft Base Technology into the ArcSoft Developments, and such incorporation shall be subject to Zoran’s prior written approval in advance. Any ArcSoft Base Technology incorporated into the ArcSoft Developments shall be deemed to be Modified MaestroLink IP Core Technology, Modified MaestroLink IC Design, Modified MaestroLink Software and/or ArcSoft Derivative IC Products, as applicable, for the purposes of the licenses granted to Zoran under this License Agreement.

3.3 ArcSoft Derivative IC Products. ArcSoft hereby grants to Zoran a perpetual, irrevocable, royalty-free, non-exclusive, non-transferable (except as set forth herein), worldwide license, with the right to sublicense through multiple tiers of sublicensees, under the ArcSoft IPR in the ArcSoft Derivative IC Products to make, have made, use, sell, offer for sale and import MaestroLink IC Products.

3.4 License of MaestroLink Software to Zoran. ArcSoft hereby grants to Zoran a perpetual, irrevocable, royalty-free, non-exclusive, non-transferable (except as set forth herein), worldwide license, with the right to sublicense through multiple tiers of sublicensees, under the ArcSoft IPR in the MaestroLink Software to use, reproduce and distribute the MaestroLink Software for use with the MaestroLink IC Products. The parties shall negotiate in good faith a separate license granting Zoran a perpetual, irrevocable, royalty-free, non-exclusive, non-transferable (except as set forth herein), worldwide license, with the right to sublicense through multiple tiers of sublicensees, under the ArcSoft IPR in the MaestroLink Software to use, reproduce and distribute the MaestroLink Software for use with the any Zoran Products other than the MaestroLink IC Product.

3.5 Manufacturing Rights. The rights granted in Section 2.1.1 and 2.3.1 above shall not to be exclusive to the extent provided in Section 3.5.2 below with respect to the manufacture of the First IC Product and any Related IC Product and/or New IC Product that ArcSoft requests that Zoran manufacture and that Zoran agrees to manufacture, and the following terms shall apply:

3.5.1 Zoran Patent Rights and Zoran Trade Secrets. Zoran shall retain the non-exclusive, non-transferable (except as set forth herein), worldwide, royalty-free right and license under the Zoran Patent Rights and the Zoran Trade Secrets, with the right to sublicense through multiple tiers of sublicensees, during the term of this License Agreement to make, have made, use, sell, offer for sale and import the First IC Product and any Related IC Product and/or New IC Product that ArcSoft requests that Zoran manufacture and that Zoran agrees to manufacture, but only distribute the First IC Product and any applicable Related IC Product and/or New IC Product as part of a Chipset, and not on a standalone basis.

3.5.2 MaestroLink Software. In addition, ArcSoft grants Zoran a perpetual, irrevocable, royalty-free, non-exclusive, non-transferable (except as set forth herein), worldwide license, with the right to sublicense through multiple tiers of sublicensees, under the ArcSoft IPR in the MaestroLink Software: (a) use internally the Source Code and Object Code forms of the MaestroLink Software; (b) modify the Source Code form of the MaestroLink Software to create derivative works from, modifications to, and improvements to, the MaestroLink Software; (c) reproduce the MaestroLink Software, including, without limitation, the Source Code form, thereof, solely as necessary to exercise the rights in (a) and (b) above; (d) combine the MaestroLink Software or portions thereof in Object Code form with derivatives of the MaestroLink Software in Object Code form; and (e) reproduce, distribute, market, license and otherwise commercialize and exploit the MaestroLink Software or portions thereof in Object Code form for use on personal computers for use with the First IC Product and any Related IC Product and/or New IC Product that ArcSoft requests that Zoran manufacture and that Zoran agrees to manufacture. The parties acknowledge and agree that the rights licensed under this Section 3.5.2 shall be a sublicense granted to Zoran of the rights, which Zoran granted to ArcSoft in the Licensed MaestroLink Software under Section 2.2 above.

3.5.3 Manufacturing Support. Upon Zoran’s request, ArcSoft shall assist Zoran in setting up facilities and processes to manufacture, maintain and support the First IC Product, and any Related IC Product and/or New IC Product that ArcSoft requests that Zoran manufacture and that Zoran agrees to manufacture, at no further charge to Zoran.

ArcSoft/Zoran Confidential Core Technology License Agreement

3.6 Strategic Ports. ArcSoft hereby grants to Zoran a perpetual, irrevocable, royalty-free, non-exclusive, non-transferable (except as set forth herein), worldwide license, with the right to sublicense through multiple tiers of sublicensees, under the ArcSoft IPR in the Strategic Ports to use, reproduce and distribute the Strategic Ports for use with the MaestroLink IC Products

4. No Other Rights. Except for the limited license rights expressly granted hereunder, each party grants no license, by implication, estoppel or otherwise to the other party. All rights not expressly granted to the other party are hereby retained. There are no implied rights.

5. Ownership

5.1 Zoran Ownership. Zoran and/or its licensors owns and shall retain all right, title and interest, including, without limitation, all Intellectual Property Rights, in and to the Zoran Patent Rights and the Zoran Trade Secrets, Zoran IPR, Licensed MaestroLink Software, Licensed MaestroLink IP Core Technology, Licensed MaestroLink IC Designs and MaestroLink IC Products.

5.2 ArcSoft Ownership. ArcSoft and/or its licensors owns and shall retain all right, title and interest, including, without limitation, all Intellectual Property Rights, in and to the ArcSoft Technology (except for the Joint Technology) and the ArcSoft IPR; provided, however, that ArcSoft hereby assigns to Zoran all right, title and interest, including, without limitation, all Intellectual Property Rights, in and to (a) the ArcSoft First IC Product Developments, and (b) any ArcSoft MaestroLink IC Product Developments applicable to a Related IC Product or a New IC Product that ArcSoft has requested of Zoran and Zoran has agreed in writing to manufacture. To the extent any of the rights, title and interest in and to the ArcSoft First IC Product Developments and/or the applicable ArcSoft MaestroLink IC Product Developments cannot be assigned by ArcSoft to Zoran, ArcSoft hereby grants to Zoran an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to the ArcSoft First IC Product Developments and/or the applicable ArcSoft MaestroLink IC Product Developments can neither be assigned nor licensed by ArcSoft to Zoran, ArcSoft hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against Zoran or any of Zoran’s successors in interest. ArcSoft agrees to perform, during and after the term of this License Agreement, all acts that Zoran deems necessary or desirable to permit and assist Zoran, at its expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the ArcSoft First IC Product Developments and/or the applicable ArcSoft MaestroLink IC Product Developments as provided to Zoran under this License Agreement. If Zoran is unable for any reason to secure ArcSoft’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any of the ArcSoft First IC Product Developments and/or the applicable ArcSoft MaestroLink IC Product Developments as provided under this License Agreement, ArcSoft hereby irrevocably designates and appoints Zoran and Zoran’s duly authorized officers and agents as ArcSoft’s agents and attorneys-in-fact to act for and on ArcSoft’s behalf and instead of ArcSoft to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights under such ArcSoft First IC Product Developments and/or applicable ArcSoft MaestroLink IC Product Developments, all with the same legal force and effect as if executed by ArcSoft. The foregoing is deemed a power coupled with an interest and is irrevocable.

5.3 Joint Ownership

5.3.1 Subject to the ownership rights specified in Sections 5.1 and 5.2 above, and Section 5.3.2 below, ArcSoft shall own all right, title and interest in the Joint Technology that is implemented in software for the personal computer (but not in firmware form) and all Intellectual Property Rights therein. To the extent that Zoran obtains ownership of any such Intellectual Property Rights, Zoran hereby irrevocably transfers, conveys and assigns to ArcSoft all of its right, title and interest therein. Zoran shall execute such documents, render such assistance, and take such other action as ArcSoft may reasonably request, at ArcSoft’s expense, to apply for, register, perfect, confirm and protect such rights.

ArcSoft/Zoran Confidential Core Technology License Agreement

5.3.2 Subject to the ownership rights specified in Sections 5.1 and 5.2 above, Zoran shall own all right, title and interest in all Joint Technology other than as provided in Section 5.3.1 above and all Intellectual Property Rights therein. To the extent that ArcSoft obtains ownership of any such Intellectual Property Rights, ArcSoft hereby irrevocably transfers, conveys and assigns to Zoran all of its right, title and interest therein. ArcSoft shall execute such documents, render such assistance, and take such other action as Zoran may reasonably request, at Zoran’s expense, to apply for, register, perfect, confirm and protect such rights.

5.3.3 Each party hereby waives any and all moral rights, including without limitation any right to identification of authorship or limitation on subsequent modification that such party (or its employees, agents or consultants) has or may have in any Joint Technology.

5.4 Prosecution, Maintenance and Enforcement of Zoran Patent Rights. On and after the Effective Date, the expenses for prosecuting each patent application (including, without limitation, any taxes, annuities and maintenance fees for any pending and/or issued patent application(s)) corresponding to each patent that is part of the Zoran Patent Rights, and for the issuance of the respective patent shall be borne by Zoran. Zoran will have the right to prosecute or abandon such patent applications in its own discretion.

6. Payments

6.1 Upfront License Fee. As partial payment for the rights and licenses in the Licensed MaestroLink Software granted to ArcSoft hereunder, upon the Effective Date, ArcSoft will pay to Zoran a non-refundable upfront license fee of Nine Hundred Thousand Dollars ($900,000). Zoran will issue an invoice to ArcSoft on the Effective Date, and ArcSoft shall pay such license fee within thirty (30) days after receipt of such invoice. Zoran shall provide the Licensed MaestroLink Software to ArcSoft on the Effective Date. On the Effective Date, ArcSoft will provide Zoran with written confirmation of ArcSoft’s receipt of the Licensed MaestroLink Software.

6.2 Sales by Zoran. In consideration of the rights and licenses granted to Zoran hereunder, for each sale by Zoran to a Third Party of a Unit of a MaestroLink IC Product bundled with a copy of the MaestroLink Software, Zoran agrees to pay to ArcSoft a royalty equal to (a) *** for each Unit sold, if the gross sales price of such bundled Unit to the Third Party is less than or equal to ***, and (b) *** for each Unit sold, if the gross sales price of such bundled Unit to the Third Party is greater than ***. For each sale, license or distribution by Zoran to a Third Party of only the MaestroLink Software unaccompanied by a MaestroLink IC Product, Zoran agrees to pay to ArcSoft a royalty equal to *** for each copy distributed to a Third Party.

6.3 Sales by ArcSoft. In consideration of the rights and licenses granted to ArcSoft hereunder, for each sale by ArcSoft to a Third Party of a product containing the MaestroLink IC Product bundled with a copy of the MaestroLink Software, ArcSoft agrees to pay to Zoran a royalty equal to (a) *** for each Unit sold, if the gross sales price of such Unit to the Third Party is less than or equal to ***, and (b) *** for each Unit sold, if the gross sales price of such Unit to the Third Party is greater than ***. For each sale, license or distribution by ArcSoft to a Third Party of only the MaestroLink Software, ArcSoft agrees to pay to Zoran a royalty equal to *** for each copy distributed to a Third Party.

6.4 Industry Standard Body and Licensing Company Revenues. All revenues paid to Zoran as a result of Zoran granting a license under Section 2.1.2 above to an Industry Standards Body and/or a Licensing Company for sublicensing through a patent pool shall be allocated between the parties as follows: Zoran shall retain *** of all such revenues owed, and Zoran shall pay ArcSoft *** of all such revenues owed within thirty (30) days of receipt of such payments.

6.5 Payment Terms. All payments under Sections 6.2, 6.3 and 6.4 above shall be made on a calendar quarter basis as follows: For each calendar quarter during the term of this License

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SEPARATELY FILED WITH THE COMMISSION

ArcSoft/Zoran Confidential Core Technology License Agreement

Agreement, ArcSoft will provide to Zoran a written report detailing the calculation of all payments due to Zoran under Sections 6.2, 6.3 and 6.4 above, along with the appropriate payment, and Zoran will provide to ArcSoft a written report detailing the calculation of all payments due to ArcSoft under Sections 6.2, 6.3 and 6.4 above, along with the appropriate payment, no later than thirty (30) days after the end of the relevant calendar quarter.

7. Manufacturing Rights and Escrow

7.1 Escrow Materials. “Escrow Materials” means all of the MaestroLink IC Products and all information, including but not limited to, fabrication drawings for all proprietary mechanical parts, bills of material, inventions, works of authorship, Source Code, Object Code, mask works, test procedures, test specifications, design specifications, schematics, assembly drawings, artwork, and any other information that would be useful to Zoran to modify, manufacture, develop, distribute, support and/or maintain the MaestroLink IC Products, which information is now in ArcSoft’s possession or which during the term of this License Agreement comes into ArcSoft’s possession, including the absolute right of Zoran to the embodiment of any of the foregoing intellectual property.

7.2 Escrow Agreement. The parties will select a mutually agreed upon escrow agent and execute an escrow agreement in the form attached hereto as Schedule F (“Escrow Agreement”). Zoran shall be responsible for the costs charged by the escrow agent under the Escrow Agreement. ArcSoft shall deposit the Escrow Materials with such escrow agent and shall update the Escrow Materials on at least as frequently as on a quarterly basis.

7.3 Release Events. The occurrence of any of the following events shall be deemed to be a “Release Event” that permits Zoran to exercise its rights under Section 7.4 below:

7.3.1 ArcSoft becomes insolvent, generally fails to pay or admits in writing its inability to pay its debts as they become due;

7.3.2 ArcSoft applies for or consents to the appointment of a trustee, receiver or other custodian or makes a general assignment for the benefit of its creditors;

7.3.3 any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or other dissolutions or liquidation proceedings are commenced by or against ArcSoft, and if such case is not commenced by ArcSoft, it is acquiesced in or remains undismissed for sixty (60) days;

7.3.4 ArcSoft takes any corporate or other action to authorize, or in furtherance of, any of the foregoing; and

7.3.5 termination of the Master Agreement.

7.4 Manufacturing License

7.4.1 MaestroLink Unique IC Products. Subject to its covenant set forth in Section 7.4.3 below, ArcSoft hereby grants to Zoran a perpetual, irrevocable, royalty-free, non-exclusive, non-transferable (except as set forth below) worldwide license, with the right to sublicense through multiple tiers of sublicensees, under the ArcSoft IPR in the MaestroLink Unique IC Products to make, have made, use, import, offer to sell, publicly display, modify, reproduce, distribute and sell the MaestroLink IC Products and/or the Zoran Products.

7.4.2 MaestroLink Software. Subject to its covenant set forth below in Section 7.4.3 below, ArcSoft hereby grants to Zoran a perpetual, irrevocable, royalty-free, non-exclusive, non-transferable (except as set forth herein), worldwide license, with the right to sublicense through multiple tiers of sublicensees, under the ArcSoft IPR in the MaestroLink Software: (a) use internally the Source Code and Object Code forms of the MaestroLink Software; (b) modify the Source Code form of

ArcSoft/Zoran Confidential Core Technology License Agreement

the MaestroLink Software to create derivative works from, modifications to, and improvements to, the MaestroLink Software; (c) reproduce the MaestroLink Software, including, without limitation, the Source Code form, thereof, solely as necessary to exercise the rights in (a) and (b) above; (d) combine the MaestroLink Software or portions thereof in Object Code form with derivatives of the MaestroLink Software in Object Code form; and (e) reproduce, distribute, market, license and otherwise commercialize and exploit the MaestroLink Software or portions thereof in Object Code form for use solely for use on personal computers for use with MaestroLink IC Products or Zoran Products. The parties acknowledge and agree that the rights licensed under this Section 7.4.2 shall be a sublicense granted to Zoran of the rights, which Zoran granted to ArcSoft in the Licensed MaestroLink Software under Section 2.3 above.

7.4.3 Covenant. Zoran covenants not to exercise its rights under this Section 7.4 until the occurrence of a Release Event as defined in Section 7.3 above.

7.5 Manufacturing Support. Upon the occurrence of a Release Event, and upon Zoran’s request, ArcSoft shall assist Zoran in setting up facilities and processes to manufacture, maintain and support the MaestroLink IC Products and/or Zoran Products. ArcSoft shall be compensated for such services on a time and material basis at ArcSoft’s then standard rates for such services charged to its most favored customers.

8. Covenant Not to Sue. ArcSoft agrees that ArcSoft shall not Assert (as defined below) any of its Intellectual Property Rights against Zoran or any Zoran licensee with respect to the manufacture, use, sale or import of modifications of the MaestroLink IC Products developed by Zoran. For purposes of this Section 8, “Assert” means to bring a suit, arbitration, or other formal legal proceeding (including, without limitation, ITC enforcement actions) (each, an “Action”) for intellectual property infringement before any type of body or tribunal that has or claims to have authority to adjudicate such Action in whole or in part.

9. Term and Termination

9.1 Term. This Agreement shall commence upon the Effective Date and shall continue unless earlier terminated by either party as provided in this License Agreement.

9.2 Termination

9.2.1 Termination for Cause. If any material breach of this License Agreement continues after forty-five (45) days written notice of said breach by the non-breaching party to the breaching party, this License Agreement shall immediately terminate, subject to the terms of the dispute resolution procedure set forth in Section 15 of the Master Agreement.

9.2.2 Termination of Other Transaction Agreements. This License Agreement shall be immediately terminated upon any termination of the Master Agreement. Termination of this Agreement shall immediately terminate the Master Agreement and, thus, the other Transaction Agreements.

9.2.3 Obligations on Termination

(a) Termination of this License Agreement for any reason shall not release any party hereto from any liability that, at the time of such termination, has already accrued to the other party or that is attributable to a period prior to such termination nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this License Agreement.

(b) Upon termination of this License Agreement by Zoran due to a breach by ArcSoft, all licenses under Section 2 above shall terminate, except that the licenses under Sections 2.1.1 (only with respect to the Zoran Patent Rights and Zoran Trade Secrets to the extent that such rights cover the Licensed MaestroLink Software), 2.3.1 and 2.3.2 above shall continue, but shall become non-exclusive on the effective date of termination.

ArcSoft/Zoran Confidential Core Technology License Agreement

(c) Upon termination of this License Agreement by ArcSoft due to a breach by Zoran, all licenses under Section 2 above shall terminate except that the licenses under Sections 2.1.1 (only with respect to the Zoran Patent Rights and Zoran Trade Secrets to the extent that such rights cover the Licensed MaestroLink Software), 2.3.1 and 2.3.2 above shall continue.

9.2.4 Survival. The following Sections shall survive any termination or expiration of this License Agreement: 1 (“Definitions”); 2.3 (“Licensed MaestroLink Software”); 3 (“Licenses Granted to Zoran”); 4 (“No Other Rights”); 5 (“Ownership”); 6 (“Payment”); 7 (“Manufacturing Rights and Escrow”); 8 (“Covenant Not to Sue”); 9.2.3 (“Obligations on Termination”); 9.2.4 (“Survival”); and 10 (“Incorporation of Certain Terms from the Master Agreement”).

10. Incorporation of Certain Terms from the Master Agreement. The following Sections of the Master Agreement are hereby incorporated in this License Agreement by reference and made a part hereof: 1 (“Definitions”); 9 (“Payments”); 11 (“Confidentiality”); 12 (“Representations and Warranties”); 13 (“Indemnification”); 14 (“Limitations of Liability”); 15 (“Project Management and Dispute Resolution”); and 17 (“Miscellaneous”).

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ArcSoft/Zoran Confidential Core Technology License Agreement

IN WITNESS WHEREOF, the parties have caused this Core Technology License Agreement to be executed by its duly authorized representatives and delivered in duplicate originals as of the date first above written.

ZORAN CORPORATION

By:	/s/ Karl Schneider
Name:	Karl Schneider
Title:	CFO

ARCSOFT, INC.

By:	/s/ Todd Rumaner
Name:	Todd Rumaner
Title:	SVP

ArcSoft/Zoran Confidential Core Technology License Agreement

Exhibit D

IC Production and Sales Agreement

ArcSoft/Zoran Confidential Production and Sales Agreement

IC PRODUCTION AND SALES AGREEMENT

This IC PRODUCTION AND SALES AGREEMENT (“IC Sales Agreement”), executed on March 31, 2004, is made by and between Zoran Corporation, a Delaware corporation with its principal place of business at 1390 Kifer Road, Sunnyvale, California 94086 (“Zoran”), and ArcSoft, Inc., a California corporation with its principal place of business at 46601 Fremont Boulevard, Fremont, California 94538 (“ArcSoft”).

BACKGROUND

WHEREAS, Zoran and ArcSoft have entered into a Master Agreement dated March 31, 2004 (“Master Agreement”) that governs the relationship between the parties generally with respect to the continued development of the “MaestroLink” technology; and

WHEREAS, the parties now desire to set forth terms upon which Zoran will sell to ArcSoft the First IC Products, Related IC Products and MaestroLink IC Products agreed upon by the parties in writing to be manufactured by Zoran.

NOW, THEREFORE, in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between Zoran and ArcSoft as follows:

AGREEMENT

1. Definitions. Unless otherwise defined in this IC Sales Agreement, all capitalized terms shall be as defined in Exhibit A (“Definitions”) of the Master Agreement.

2. Scope. ArcSoft may only order and purchase, and Zoran may only produce and sell, the First IC Products, Related IC Products and/or other MaestroLink IC Products that the parties have agreed upon in writing that Zoran will manufacture. All references to MaestroLink IC Products hereunder shall be deemed to be limited to the foregoing.

3. Acceptance and Minimum Orders. All orders for MaestroLink IC Products issued by ArcSoft hereunder must be approved and accepted by Zoran in an order confirmation or other writing at its designated offices. All orders must be for at least the minimum quantity specified to ArcSoft by Zoran in the quote then in effect or on the then-current price list. Orders by ArcSoft for quantities less than the minimum quantity will be deemed by Zoran as an order for the minimum quantity and ArcSoft agrees to accept and pay for the total units delivered pursuant to such order. Orders for MaestroLink IC Products are non-cancelable and non-refundable (except for non-conforming products returned under Section 10 below). It is recognized that the parties may, for their respective convenience, desire to use standardized “Purchase Order” forms and other documents to set forth the amount of the order and the delivery date, which forms may contain terms in addition to, or at variance with, the terms of this IC Sales Agreement. Therefore, it is expressly understood and agreed that such forms may be used but will not add to or vary the terms and conditions herein, whether or not this IC Sales Agreement is referenced therein. Zoran shall provide ArcSoft with Zoran’s most favored pricing for the MaestroLink IC Products that Zoran provides to Third Parties for similar quantities and similar due dates. The MaestroLink IC Products ordered by ArcSoft hereunder shall have the same manufacturing priority status with Zoran’s Third Party Contract Manufacturer as the MaestroLink IC Products ordered by Zoran and any allocation between the parties shall be fifty percent (50%) to each party.

4. Price. Zoran will sell the MaestroLink IC Products to ArcSoft at a price such that Zoran’s gross margins on such sales will be ***, meaning that the price will equal *** of Zoran’s full costs to produce such MaestroLink IC Products, as charged by Zoran’s Third Party Contract Manufacturer.

5. Payments. Payments will be made in U.S. dollars, net cash on delivery unless (a) a confirmed irrevocable letter of credit has been issued, or (b) satisfactory open credit has been established, in which case the terms are net thirty (30) days from the date of the invoice. Accounts

*** CONFIDENTIAL MATERIAL REDACTED AND

SEPARATELY FILED WITH THE COMMISSION

1	ArcSoft/Zoran Confidential Production and Sales Agreement

overdue by more than thirty (30) days will be subject to a charge of one and one-half percent (1 1/2%) per month or the maximum rate of interest allowed by law, whichever is less. If deliveries are to be made in installments, each installment will be separately invoiced and payment will be made accordingly. If ArcSoft does not make payment in accordance with the terms of payment specified, Zoran may, at its option, (i) immediately terminate this IC Sales Agreement upon written notice to ArcSoft, or (ii) refuse to perform further under this IC Sales Agreement unless ArcSoft immediately pays for all MaestroLink IC Products that have been delivered and paid in advance. In the event of insolvency or bankruptcy of ArcSoft, or if any such proceeding is brought by or against ArcSoft, Zoran will be entitled to cancel any order then outstanding and will receive full reimbursement for its cancellation charges. If Zoran exercises any right it may have to stop MaestroLink IC Products in transit because of ArcSoft’s financial condition, Zoran, at its option, may resell such articles at public sale without notice to ArcSoft or a private sale after giving notice to ArcSoft and without affecting Zoran’s right to hold ArcSoft liable for any loss or damage caused by ArcSoft’s breach. All rights specified above will be in addition to any and all other rights that Zoran may have.

6. Reports. Zoran will provide ArcSoft with status reports of all orders placed by ArcSoft hereunder no less frequently than on a weekly basis.

7. Taxes. All prices are exclusive of federal, state or local sales, use, excise or similar taxes applicable to the sale of the MaestroLink IC Products. Any such tax(es) will be separately itemized on Zoran’s invoice(s) and paid by ArcSoft, or in lieu thereof, ArcSoft will furnish Zoran a properly executed tax exemption certificate prior to shipment. ArcSoft also will be responsible for all withholding taxes imposed by any foreign government.

8. Delivery. All shipments will be F.O.B. point of origin and title and risk of loss or damage will pass to ArcSoft upon delivery to a carrier at such point. The delivery date stated represents Zoran’s best estimate of when the MaestroLink IC Products will be shipped. Zoran does not accept any liability for losses or added costs due to delivery delays. Claims against Zoran for shortages must be made in writing within ten (10) days after receipt of shipment. Prices include packaging in accordance with Zoran’s standard practice. Notwithstanding the passage of title, Zoran will retain a security interest and right of possession in the MaestroLink IC Products until ArcSoft has made payment in full. ArcSoft agrees to, and hereby appoints Zoran as ArcSoft’s agent and attorney-in-fact to sign and file any documents, including, without limitation, UCC-1 financing statements, necessary for the perfection of Zoran’s security interest in the shipped products.

9. Rescheduling and Cancellation. ArcSoft may reschedule all or any portion of an order for MaestroLink IC Products in accordance with the following: (a) fewer than ninety (90) days prior to scheduled delivery date, there is no rescheduling or cancellation allowed; and (b) over ninety (90) days prior to scheduled delivery date, a maximum thirty (30) day postponement within the same calendar quarter is allowed and these quantities are not subject to cancellation or subsequent postponement. Orders for MaestroLink IC Products cannot be cancelled. In addition, if ArcSoft issues an order for any MaestroLink IC Products at a quantity less than the firm quantity previously agreed, then a retroactive higher unit price will be determined in accordance with Zoran’s published volume pricing information relating to the MaestroLink IC Products. The difference between the total price paid and the total price due will be applied and billed by Zoran and paid by ArcSoft in accordance with Section 3 above.

10. Acceptance. ArcSoft has ten (10) days after receipt of the MaestroLink IC Products to confirm that they conform to the MaestroLink Specifications. Unless ArcSoft gives written notice to Zoran within such period, the MaestroLink IC Products will be deemed to be accepted.

11. Warranty. Because ArcSoft has designed the MaestroLink IC Products, Zoran sells the MaestroLink IC Products to ArcSoft on an “AS IS” basis, except as incorporated by Section 16 below. EXCEPT AS INCORPORATED BY SECTION 16 BELOW, THIS WARRANTY AND THE REMEDY HEREIN PROVIDED ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OF THIRD PARTY RIGHTS AND FITNESS FOR A PARTICULAR PURPOSE, AND OF ALL OTHER OBLIGATIONS OR LIABILITIES ON ZORAN’S PART WITH RESPECT TO THE MAESTROLINK IC PRODUCTS AND THEIR PERFORMANCE.

2	ArcSoft/Zoran Confidential IC Production and Sales Agreement

12. Returns. Returns of any type must be pre-approved by Zoran in writing and all return documentation must contain Zoran’s Return Materials Authorization (“RMA”) number. All returns will be in accordance with Zoran’s standard return policies then in effect.

13. Indemnification. Zoran will indemnify ArcSoft as set forth in Section 14.2 of the Master Agreement.

14. Responsibility for MaestroLink IC Products. ArcSoft will be solely responsible for its MaestroLink IC Products, including those using or incorporating MaestroLink IC Products purchased from Zoran hereunder. ArcSoft will be responsible, and Zoran will have no liability, for obtaining all applicable legal and governmental consents, authorizations and approvals and all applicable licenses from Third Parties and all licenses needed for patents that are essential in order to comply with applicable standards for such MaestroLink IC Products. ArcSoft will indemnify and hold harmless Zoran from any damages/liability resulting from ArcSoft’s failure to comply with this Section.

15. Term and Termination

15.1 Term. This IC Sales Agreement shall commence upon the Effective Date and shall continue unless earlier terminated by either party as provided in this IC Sales Agreement.

15.2 Termination

15.2.1 Termination for Cause. If any material breach of this IC Sales Agreement continues after forty-five (45) days written notice of said breach by the non-breaching party to the breaching party, then this IC Sales Agreement shall immediately terminate, subject to the terms of the dispute resolution procedure set forth in Section 16 of the Master Agreement.

15.2.2 Termination of Other Transaction Agreements. This IC Sales Agreement shall be immediately terminated upon any termination of the Master Agreement.

15.2.3 Obligations on Termination. Termination of this IC Sales Agreement for any reason shall not release any party hereto from any liability that, at the time of such termination, has already accrued to the other party or that is attributable to a period prior to such termination nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this IC Sales Agreement.

15.2.4 Survival. The following Sections of this IC Sales Agreement shall survive any termination or expiration hereof: 1 (“Definitions”); 5 (“Payments”); 7 (“Taxes”); 11 (“Warranty”); 13 (“Indemnification”); 14 (“Responsibility for MaestroLink IC Products”); 15.2.3 (“Obligations on Termination”); 15.2.4 (“Survival”); and 16 (“Incorporation of Certain Terms from the Master Agreement”).

16. Incorporation of Certain Terms from the Master Agreement. The following Sections of the Master Agreement are hereby incorporated in this IC Sales Agreement by reference and made a part hereof: 1 (“Definitions”); 9 (“Payments”); 11 (“Confidentiality”); 12 (“Representations and Warranties”); 13 (“Indemnification”); 14 (“Limitations of Liability”); 15 (“Project Management and Dispute Resolution”); and 17 (“Miscellaneous”).

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3	ArcSoft/Zoran Confidential IC Production and Sales Agreement

IN WITNESS WHEREOF, the parties have caused this IC Sales Agreement to be executed by its duly authorized representatives and delivered in duplicate originals as of the date first above written.

ZORAN CORPORATION

By:	/s/ Karl Schneider
Name:	Karl Schneider
Title:	CFO

ARCSOFT, INC.

By:	/s/ Todd Rumaner
Name:	Todd Rumaner
Title:	SVP

ArcSoft/Zoran Confidential Production and Sales Agreement

Exhibit E

Equipment Transfer Agreement

ArcSoft/Zoran Confidential Equipment Transfer Agreement

EQUIPMENT TRANSFER AGREEMENT

This Equipment Transfer Agreement (“Equipment Transfer Agreement”), executed on March 31, 2004 and, is made by and between Zoran Corporation, a Delaware corporation with its principal place of business at 1390 Kifer Road, Sunnyvale, California 94086 (“Zoran”), and ArcSoft, Inc., a California corporation with its principal place of business at 46601 Fremont Blvd., Fremont, California 94538 (“ArcSoft”).

BACKGROUND

WHEREAS, Zoran and ArcSoft have entered into a Master Agreement dated March 31, 2004 (“Master Agreement”) that governs the relationship between the parties generally with respect to the continued development of the “MaestroLink” technology; and

WHEREAS, the parties now desire to set forth terms that, among other things, apply more specifically to ArcSoft’s purchase of certain Zoran equipment relating to the continued development of the “MaestroLink” technology.

NOW, THEREFORE, in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between Zoran and ArcSoft as follows:

AGREEMENT

1. Definitions. Unless otherwise defined in this Equipment Transfer Agreement, all capitalized terms shall be as defined in Exhibit A (“Definitions”) of the Master Agreement.

2. Equipment Purchase. Zoran shall transfer to ArcSoft all right, title and interest in and to the MaestroLink Equipment in exchange for the full and complete consideration set forth in the other Transaction Agreements.

3. Delivery and Acceptance. All shipments shall be F.O.B. Zoran’s shipping point. The risk of loss or damage to the MaestroLink Equipment shall pass to ArcSoft upon Zoran’s delivery of the MaestroLink Equipment to the carrier. The MaestroLink Equipment shall be deemed accepted by ArcSoft upon delivery.

4. Bill of Sale. Zoran shall execute and deliver to ArcSoft a bill of sale in the form attached hereto as Schedule B (“Bill of Sale”).

5. Title. Upon ArcSoft’s acceptance, Zoran shall be deemed to have transferred to ArcSoft all right, title and interest in and to the MaestroLink Equipment free and clear of any and all claims of Zoran or any Third Party.

6. Software License. The software, if any, provided with the products is not sold but is subject to a license on the terms included with such product or in a separate written or shrink-wrapped agreement between the parties.

7. Disclaimer of Warranties. ARCSOFT ACCEPTS THE MAESTROLINK EQUIPMENT ON AN “AS-IS” BASIS, EXCEPT AS INCORPORATED BY SECTION 8 BELOW. EXCEPT AS INCORPORATED BY SECTION 8 BELOW, ZORAN MAKES NO WARRANTIES, EXPRESS, IMPLIED STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF THIRD PARTY RIGHTS, WITH RESPECT TO ANY OF THE MAESTROLINK EQUIPMENT SOLD BY ZORAN TO ARCSOFT HEREUNDER, AND ALL SUCH WARRANTIES ARE EXPRESSLY EXCLUDED.

8. Incorporation of Certain Terms from the Master Agreement. The following Sections of the Master Agreement are hereby incorporated in this Equipment Transfer Agreement by reference and made a part hereof: 1 (“Definitions”); 9 (“Payments”); 11 (“Confidentiality”); 12 (“Representations and Warranties”); 13 (“Indemnification”); 14 (“Limitations of Liability”); 15 (“Project Management and Dispute Resolution”); and 17 (“Miscellaneous”).

1	ArcSoft/Zoran Confidential Equipment Transfer Agreement

IN WITNESS WHEREOF, the parties have caused this Equipment Transfer Agreement to be executed by its duly authorized representatives and delivered in duplicate originals as of the date first above written.

ZORAN CORPORATION

By:	/s/ Karl Schneider
Name:	Karl Schneider
Title:	CFO

ARCSOFT, INC.

By:	/s/ Todd Rumaner
Name:	Todd Rumaner
Title:	SVP

ArcSoft/Zoran Confidential Equipment Transfer Agreement

Exhibit F

Form of Convertible Promissory Note

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

CONVERTIBLE PROMISSORY NOTE

$2,000,000	April 15, 2004

ArcSoft, Inc., a California corporation (the “Company”), for value received, hereby promises to pay to the order of Zoran Corporation (the “Holder”), the principal sum of Two Million Dollars ($2,000,000), with interest as provided below.

1. Definitions. As used in this Note, the following terms shall be defined as follows:

1.1 “Change of Control Transaction” shall mean any (a) merger or consolidation of the Company with or into any other corporation or other entity, or any other reorganization of the Company, in which the holders of the Company’s outstanding capital stock immediately prior to such transaction do not, immediately after such transaction, retain a majority of the voting power of the surviving entity or its parent, or (b) sale of all or substantially all of the assets of the Company.

1.2 “Common Stock” shall mean the Common Stock of the Company.

1.3 “Conversion Stock” shall mean the Common Stock, or such other Equity Securities as shall be issuable upon conversion of this Note pursuant to Section 3 hereof.

1.4 “Equity Securities” shall mean shares of capital stock of the Company of any class or series, whether or not currently authorized, and any securities convertible into or exchangeable for such capital stock.

1.5 “Financing Transaction” shall mean the issuance by the Company of Equity Securities in exchange for cash or other property in any transaction, or series of related transactions, except issuances (a) to employees, officers, directors or consultants of the Company pursuant to a stock option or similar plan approved by the Company’s Board of Directors, (b) in connection with a merger or consolidation involving the Company or the acquisition of all or substantially all of the assets or outstanding securities of another corporation or entity or (c) to landlords, licensors of technology or lending institutions incidental to transactions which are primarily for other than equity financing purposes and which are approved by the Board of Directors of the Company.

1.6 “IPO” shall mean the initial public offering of the Company’s Equity Securities to the general public pursuant to a registration statement filed with the Securities and Exchange Commission.

1.7 “IPO Date” shall mean the date of the closing of the IPO.

1.8 “Master Agreement” shall mean the Master Agreement, dated March 31, 2004, between the Company and Holder.

1.9 “Note” and “Notes” shall refer to this convertible promissory note and other convertible promissory notes of like tenor, in the aggregate principal amount of up to an aggregate of Four Million Dollars ($4,000,000), issued or issuable pursuant to the Master Agreement.

1.10 “Series B Preferred Stock” shall mean the Series B Preferred Stock of the Company, as currently constituted.

2. Payment.

2.1 Payment. Subject to the provisions of Section 3 hereof relating to the conversion of this Note, the principal hereof and all accrued interest thereon shall be due and payable on the earlier of (i) the second anniversary of the Effective Date, as defined in the Master Agreement (the “Maturity Date”) or (ii) the IPO Date. The Company shall make payments to the Holder, at the address the Holder provides to the Company in writing, in lawful money of the United States of America. Interest shall accrue with respect to the unpaid principal amount from the date of this Note until such principal is paid or converted as provided in Section 3 hereof at the rate of five percent (5%) per annum (computed on the basis of a 365-day year for actual days elapsed).

2.2 Acceleration.

(a) The principal outstanding hereunder and all accrued and unpaid interest shall be immediately due and payable in full at the Holder’s election upon an Event of Default (as defined in Section 4 hereof).

(b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company (including a Change of Control Transaction), an amount equal to two (2) times the outstanding principal amount of this Note, together with all accrued and unpaid interest on the original principal amount of this Note, shall be immediately due and payable, except, in the case of a Change of Control Transaction, to the extent the Holder elects to convert this Note pursuant to Section 3.2 hereof.

2.3 No Right to Prepayment. The Company shall have no right to prepay, in whole or in part, the principal outstanding hereunder or any interest accrued thereon, except pursuant to Section 2.2 hereof or upon conversion of such principal and interest prior to the Maturity Date pursuant to Section 3 hereof.

3. Conversion. This Note shall be convertible into Equity Securities as follows:

3.1 Notice of Financing or Change of Control Transactions. In the event that the Company shall propose to consummate a Financing Transaction (including an IPO) or a Change of Control Transaction, the Company shall give the Holder not less than thirty (30) days prior written notice thereof, which notice shall contain all of the material terms and conditions of the proposed Financing Transaction or Change of Control Transaction, and, in the case of a Financing Transaction, all preliminary prospectuses, business plans, financial statements and other documents provided by the Company to the prospective investors in connection with such Financing Transaction. In the case of the IPO, the Company shall give the Holder notice of the final pricing terms and the IPO Date promptly following execution of the underwriting agreement.

3.2 Voluntary Conversion Prior to Maturity or Upon a Change of Control Transaction. The Holder may elect to convert all or any part of the principal amount of this Note, and the accrued interest thereon into Conversion Stock (as specified in Section 3.3 hereof) in accordance with the following procedures:

(a) In the case of an IPO, the Holder may elect such conversion by delivering written notice to the Company not more than two (2) business days prior to the scheduled IPO Date, and such conversion shall be effective on the IPO Date, immediately following the closing of the IPO.

(b) In the case of a Change of Control Transaction, the Holder may elect such conversion by delivering written notice to the Company not more than thirty (30) days following receipt by the Holder of the Company’s notice of such Change of Control Transaction, and such conversion shall be effective immediately prior to the closing of such Change of Control Transaction.

(c) The Holder may not elect to convert any part of the principal amount of this Note, or any interest thereon, prior to July 15, 2004, except in connection with an IPO or Change of Control Transaction occurring prior to that date. After July 15, 2004, the Holder may elect such conversion by delivering written notice to the Company at any time up to five (5) business days prior to the Maturity Date, and such conversion shall be effective immediately upon delivery of such notice.

3.3 Conversion Stock and Conversion Price. Upon delivery of notice, as provided in Section 3.2, the principal amount of this Note, and/or the interest thereon, as specified in such notice, shall be converted into securities of the Company, as follows:

(a) The principal amount of this Note, and the accrued interest thereon, shall initially be convertible into shares of Common Stock. If the IPO Date has not occurred by July 15, 2004, the conversion price shall initially be fixed at $4.90 as of that date.

(b) Immediately following the closing of the IPO, the conversion price shall be adjusted as follows:

(i) if the IPO Date is prior to August 31, 2004, the conversion price shall be adjusted to equal 70% of the per share price of the Common Stock sold in the IPO (the “IPO Price”);

(ii) if the IPO Date is during September 2004, the conversion price shall be adjusted to equal 65% of the IPO price;

(iii) if the IPO Date is during October 2004, the conversion price shall be adjusted to equal 60% of the IPO Price;

(iv) if the IPO Date is during November 2004, the conversion price shall be adjusted to equal 55% of the IPO Price; and

(v) if the IPO Date is between December 1, 2004 and August 31, 2005, the conversion price shall be adjusted to equal 50% of the IPO Price.

(c) In the event that the IPO has not been completed prior to the earlier of September 1, 2005, or five (5) days prior to a Change of Control Transaction, the principal amount of this Note, and the accrued interest thereon, shall no longer be convertible into Common Stock but shall, instead, be convertible into shares of Series B Preferred Stock at a per share purchase price of $1.50 per share and on other terms and conditions (including all ancillary contractual rights) no less favorable to the Holder than the terms and conditions upon which shares of the Company’s Series B Preferred Stock were issued to any outstanding holder thereof; provided, however, that, if one or more Financing Transactions (other than an IPO) have been consummated between the date of this Note and such date, the Holder may elect instead to convert all or any part of the outstanding principal amount of this Note, and the accrued interest thereon, into shares or other units of the class or series of Equity Securities sold and issued in any such Financing Transaction at a conversion price equal to 80% of the lowest per share or per unit price paid by any other investor in such Financing Transaction and on other terms and conditions (including all ancillary contractual rights) no less favorable to the Holder than the terms and conditions upon which any other investor acquired such Equity Securities in such Financing Transaction.

3.4 Delivery of Note and Share Certificates. Upon conversion of this Note pursuant to this Section 3, the Holder will deliver the original Note to the Company for cancellation, and will execute a standard form of stock purchase agreement and/or other agreements and instruments as are necessary to document the issuance of the Conversion Stock upon the conversion of this Note. On, or as soon as reasonably practicable after, such conversion, the Company shall issue and deliver to the Holder a certificate or certificates for the number of full shares or other units of Conversion Stock to which the Holder is entitled, a check with respect to any fractional interest and, in the case of a partial conversion, a replacement Note evidencing the remaining balance due hereunder. The Company covenants that all shares of Conversion Stock issued upon conversion of this Note will, upon such issuance, be fully paid and non-assessable and free from all taxes, liens and charges caused or created by the Company.

3.5 Adjustment of Conversion Rights. In the event that at any time while any portion of the principal of this Note remains outstanding the Company grants conversion rights to any other lender containing provisions more favorable to such lender than the terms of this Note, the Holder’s conversion rights hereunder shall automatically be adjusted to conform to such more favorable provisions.

4. Adjustment of Conversion Price and Number of Shares. The number of shares of Conversion Stock issuable upon the conversion of this Note and the purchase price therefor shall be subject to adjustment from time to time upon the occurrence of certain events as follows:

4.1 Adjustment for Dividends in Stock, Cash or Other Property. In the event that at any time or from time to time on or after the date of this Note the holders of the Common Stock (or any shares of stock or other securities at the time constituting Conversion Stock) shall have received or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional shares of capital stock of the Company or cash or other property (other than cash out of earnings or earned surplus, as determined in accordance with generally accepted accounting principles) by way of a dividend or other distribution then, and in each such case, the Holder shall, upon conversion hereof, be entitled to receive, in addition to the number of shares of Conversion Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional capital stock of the Company and/or such cash or other property which the Holder would have held on the date of such exercise had it been the holder of record of such Conversion Stock on the date of this Note and had thereafter, during the period from the date of this Note to and including the date of such exercise, retained such shares and/or all other additional stock, cash or other property receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by Sections 4.2 and 4.3.

4.2 Adjustment for Reclassification of Reorganization. Subject to the provisions of Section 3 hereof, in the event of any reclassification or change of the outstanding securities of the Company (including the conversion of any series of the Company’s Preferred Stock into Common Stock, pursuant to the Company’s Certificate of Incorporation) any reorganization of the Company or any consolidation or merger of the Company with any other corporation or corporations (other than a wholly-owned subsidiary) on or after the date of this Note, then and in each such case, the Holder of this Note, upon the conversion hereof at any time after the consummation of such reclassification, change, reorganization, consolidation or merger shall be entitled to receive, in lieu of or in addition to the Conversion Stock receivable upon the exercise hereof prior to such consummation, the stock or other securities to which such Holder would have been entitled upon such consummation if such Holder had converted this Note immediately prior thereto, all subject to further adjustment as provided in Sections 4.1 and 4.3.

4.3 Stock Splits and Reverse Stock Splits. If, at any time on or after the date of this Note, the Company shall subdivide its outstanding shares of Common Stock (or shares of stock or other securities at the time constituting Conversion Stock) into a greater number of shares, the conversion price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of shares receivable upon conversion of this Note shall thereby be proportionately increased; and, conversely, if at any time on or after the date of this Note, the outstanding number of shares of Common Stock (or shares of stock or other securities at the time constituting Conversion Stock) shall be combined into a smaller number of shares, the conversion price in effect immediately prior to such combination shall thereby be proportionately increased and the number of shares receivable upon conversion of this Note shall be proportionately decreased.

5. Default.

5.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a) any failure by the Company to pay any amount payable, or to issue any securities issuable, under this Note or any of the other Notes or in accordance with the terms hereof or thereof which default is not cured within thirty (30) days following notice thereof from the Holder;

(b) any failure by the Company to pay any amount payable, or any other event of default by the Company, under any other promissory note, loan agreement or credit facility to which the Company is a party;

(c) the Company’s breach of any representation or warranty made to the Holder hereunder or pursuant to the Master Agreement, or any of the other agreements entered into between the Company and the Holder pursuant to the Master Agreement, or the Company’s breach of any covenant contained herein, in the Master Agreement or in any of such other agreements which is not cured within thirty (30) days of the earlier of the Company learning of such breach or of notice thereof from the Holder; or

(d) the Company (i) has an order for relief entered against it under the federal Bankruptcy Code, (ii) makes an assignment for the benefit of its creditors, (iii) applies for or seeks the appointment a receiver, liquidator, assignee, trustee or other similar official for it or for any substantial part of its property or any such official is appointed, other than upon Company’s request, and such unrequested appointment continues for thirty (30) days, (iv) institutes proceedings seeking an order for relief under the federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or any of its debts under other applicable federal or state law relating to creditor rights and remedies, or any such proceeding is filed against it, other than upon the Company’s request, and such unrequested proceeding continues undismissed or unstayed for thirty (30) days, or (v) takes corporate action in furtherance of any of the foregoing actions.

5.2 Remedies. During the continuance of an Event of Default, the Holder shall have the right to (i) accelerate the payment of the principal amount hereunder and all accrued interest thereon, and (ii) enforce this Note by exercise of any of the rights and remedies granted to it by applicable law. The Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note as a result of an Event of Default. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

5.3 Equitable Remedies. The Company acknowledges that the Holder’s remedies at law in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Note are not and will not be adequate to compensate the Holder to the extent permitted by law and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

5.4 Waiver; Cumulative Remedies. No course of dealing or any delay or failure to exercise any right hereunder on the Holder’s part shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. No single or partial waiver by the Holder of any provision of this Note or of any breach or default hereunder or of any right or remedy shall operate as a waiver of any other provision, breach, default right or remedy or of the same provision, breach, default, right or remedy on a future occasion. The Holder’s rights and remedies are cumulative and are in addition to all rights and remedies which the Holder may have in law or in equity or by statute or otherwise.

6. Registration Rights. Holder shall be entitled to all of the registration rights provided by the Investors Rights Agreement dated December 22, 2000, among the Company and the holders of its Series A Preferred Stock and Series B Preferred Stock, as amended, on a pro rata basis, with respect to the shares of Conversion Stock issuable upon conversion of this Note.

7. Amendments. This Note may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the Company and the Holder and then only to the extent set forth therein.

8. Severability. If any provision of this Note is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions of this Note shall not in any way be affected or impaired thereby.

9. Binding Effect. This Note shall be binding upon, and shall inure to the benefit of, the Company and the Holder and their respective successors and permitted assigns. The Company may not assign its rights and obligations hereunder without the Company’s prior written consent, given in its sole discretion and any unauthorized assignment shall be void.

10. Notices. Any notice required by any provision of this Note to be given to the Holder shall be in writing and may be delivered by personal service or facsimile or sent by registered or certified mail, return receipt requested, with postage thereon fully prepaid. All such communications shall be addressed to the Holder at its address appearing on the books of the Company.

11. Replacement. Upon the Company’s receipt of reasonably satisfactory evidence of the loss, theft, destruction or mutilation of this Note and (i) in the case of any such loss theft or destruction, upon delivery of indemnity reasonably satisfactory to the Company in form and amount, or (ii) in the case of any such mutilation, upon surrender of this Note for cancellation, the Company, at its expense, shall execute and deliver, in lieu thereof, a new Note.

12. No Rights as Shareholder. This Note, as such, shall not entitle the Holder to any rights as a shareholder of the Company, except as otherwise specified herein.

13. Headings and Governing Law. The descriptive headings in this Note are inserted for convenience only and do not constitute a part of this Note. The validity, meaning and effect of this Note shall be determined in accordance with the laws of the State of California, without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the Company has duly caused this Note to be signed in its name and on its behalf by its duly authorized officer as of the date hereinabove written.

ARCSOFT, INC.

By:	/s/ Alfred Larrenaga
Title :	SVP & CFO
Address:	46601 Fremont Boulevard
Fremont, CA 95035

Exhibit G

Amendment No. 1 to Investors Rights Agreement

WAIVER OF RIGHT OF FIRST REFUSAL

and

AMENDMENT NO. 1

TO

INVESTORS RIGHTS AGREEMENT

THIS WAIVER OF RIGHT OF FIRST REFUSAL and AMENDMENT is made as of the 31 day of March, 2004, with regard to that certain Investors Rights Agreement (the “Rights Agreement”) dated as of December 22, 2000, by and among ArcSoft, Inc., a California corporation (the “Company”), the holders of the Company’s Series A Preferred Stock (the “Series A Holders”) and the holders of the Company’s Series B Preferred Stock (the “Series B Holders” and, collectively with the Series A Holders, the “Holders”) and Zoran Corporation, a Delaware corporation (the “Lender”).

RECITALS

A. The Company proposes to enter into a Master Loan Agreement (as the same may be amended from time to time, the “Master Agreement”) under which, among other things, the Lender will lend the Company up to $4,000,000, evidenced by convertible promissory notes to be issued by the Company to the Lender (the “Notes”) and the Company will grant to the Lender an option to purchase shares of the Company’s Common Stock (the “Option”).

B. Pursuant to the Master Agreement, among other things, the Lender is entitled to certain registration rights and related rights with regard to the Notes, the Option and the shares of the Company’s capital stock issuable upon conversion of the Notes and exercise of the Option.

C. Pursuant to Section 6.7 of the Rights Agreement, the Rights Agreement may be amended and the observance of any term of the Rights Agreement may be waived with the prior written consent of the Company and the holders of a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, including any shares of Common Stock into which the Preferred Stock has been converted, voting as separate classes.

D. The undersigned Holders, holding the requisite number of outstanding shares of Series A Preferred Stock and Series B Preferred Stock, desire to (i) facilitate the Master Agreement, (ii) consent to the granting to the Lender of such registration rights and (iii) waive any rights of first refusal such Holders may have with regard to the issuance of the Notes, the Option or the shares of the Company’s capital stock issuable upon conversion or exercise thereof.

NOW, THEREFORE, the parties agree as follows:

1. Consent of Holders. The Holders hereby consent to granting to the Lender registration and related rights set forth in the Rights Agreement.

2. Addition of Party to Agreement. Upon the effectiveness of this Waiver and Amendment, the Lender shall be deemed to be a party to the Rights Agreement and shall be deemed to be a “Holder” thereunder for all purposes.

3. Amendment of Registration Rights. Upon the effectiveness of this Waiver and Amendment, Section 1.13 of the Rights Agreement shall be amended to read as follows:

“‘Registrable Securities’ shall mean (i) any Conversion Shares, (ii) any shares of Common Stock issued or issuable upon conversion of any convertible promissory note issued to Zoran Corporation (‘Zoran’) pursuant to the Master Loan Agreement between the Company and Zoran (as the same may be amended from time to time, the ‘Master Agreement’), or upon conversion of any other equity securities issued upon such conversion (‘Zoran Conversion Shares;), (iii) any shares of Common Stock issued or issuable upon exercise of the Option granted to Zoran pursuant to the Master Agreement (the ‘Zoran Option Shares’), (iv) any Common Stock issued in respect of, in exchange for or in replacement of the Conversion Shares, the Zoran Conversion Shares or the Zoran Option Shares, or other securities issued pursuant to the conversion of the Preferred Stock, or upon any subdivision, stock split, stock dividend, combination, consolidation, recapitalization or the like, and (v) any other shares of Common Stock now or later held by any holder of Registrable Securities acquired by such Holder pursuant to the Purchase Agreements or herein. Securities previously sold to the public pursuant to a registered public offering or Rule 144 of the Securities Act shall cease to be Registrable Securities.”

4. Waiver of Rights of First Refusal. The Holders hereby waive any rights of all Holders under Section 3 of the Rights Agreement to participate in the sale and issuance of the Notes and/or the Option, including, without limitation, any right to purchase a Note or an Option, or to receive notice of such sale and issuance beyond that notice provided by this Waiver and Amendment.

5. Effect of this Waiver and Amendment. Pursuant to Section 6.7 of the Rights Agreement, the execution of this Waiver and Amendment by (a) the Company, (b) the holders of a majority of the outstanding shares of Series A Preferred Stock and (c) the holders of a majority of the outstanding shares of Series B Preferred Stock shall render this Waiver and Amendment effective and binding against and upon all Holders.

6. Counterparts. This Waiver and Amendment may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and were upon the same instrument.

7. Effectiveness. This Waiver and Amendment shall be effective upon the Effective Date of the Master Agreement. In the event that such Effective Date does not occur for any reason, this Amendment shall not become effective.

8. Other Provisions. Except as specifically amended hereby, the Rights Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Waiver and Amendment as of the date first written above.

ARCSOFT, INC.

By	/s/ Michael H. Deng
Print Name	Michael H. Deng
Title	President and CEO

ZORAN CORPORATION

By
Print Name
Title

HOLDERS:

Print Name of Holder

Signature

Print Name (if signing on behalf of an entity)

Title (if applicable)